Filed Pursuant to Rule 424(b)(5)
Registration No. 333-235305
Prospectus Supplement
(To prospectus dated December 10, 2019)
$75,000,000
Depositary Shares
Each representing 1/100th of One Share of
8.75% Series B Cumulative Redeemable Perpetual Preferred Shares
(Liquidation Preference: $25.00 per Depositary Share)

We entered into an At Market Issuance Sales Agreement (the “Sales Agreement”) with B. Riley FBR, Inc. (“B. Riley” or the “Agent”) on December 10, 2019, under which we may offer and sell, from time to time, up to $75,000,000 of our Depositary Shares (the “Depositary Shares”), each of which represents 1/100th of one share of our 8.75% Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, with a liquidation preference of $2,500.00 per share (equivalent to $25.00 per Depositary Share) (the “Series B Preferred Shares”). The Series B Preferred Shares represented by the Depositary Shares will be deposited with Computershare Inc. and Computershare Trust Company, N.A., as applicable, as depositary. As a holder of a Depositary Share, you will be entitled, through the depositary and subject to the terms of the deposit agreement governing the Depositary Shares (the “Deposit Agreement”), to proportional rights and preferences as if you held 1/100th of one share of our Series B Preferred Shares.
Dividends on the Series B Preferred Shares underlying the Depositary Shares are cumulative and shall accrue from the Dividend Payment Date (as defined below) immediately preceding the issuance date and will be payable quarterly in arrears on the first day of January, April, July and October of each year (each, a “Dividend Payment Date”), when, as and if declared by our board of directors. Dividends will be payable out of amounts legally available therefor at a rate equal to 8.75% per annum of the stated liquidation preference.
We may redeem, at our option, the Series B Preferred Shares (and therefore the Depositary Shares) at any time, in whole or in part, out of amounts legally available therefor, at a redemption price of $2,500.00 per share (equivalent to $25.00 per Depositary Share) plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared.
The Depositary Shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “GSL-B.” On December 9, 2019, the last reported sale price per Depositary Share was $25.42.
Sales of the Depositary Shares, if any, under this prospectus supplement and accompanying prospectus may be made in transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). The Agent is not required to sell any specific number of Depositary Shares, but the Agent will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices on mutually agreed terms between the Agent and us. See “Plan of Distribution (Conflicts of Interest)” for further information.

The Depositary Shares to which this prospectus supplement and the accompanying prospectus relate will be offered and sold through the Agent over a period of time and from time to time. Under the Sales Agreement, the Agent will be entitled to compensation equal to 2.5% of the gross proceeds from each sale of the Depositary Shares sold through it as our agent. In connection with the sale of the Depositary Shares on our behalf, the Agent will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the Agent will be deemed to be underwriting commissions or discounts. There is no arrangement to place proceeds of the offering in escrow, trust or similar arrangement.

An investment in the Depositary Shares involves a high degree of risk. Before you make an investment in the Depositary Shares, you should carefully consider the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement, and other risk factors contained in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Delivery of the Depositary Shares in book-entry form only through the Depository Trust Company will be made on or about the second trading date following the date of purchase.
B. Riley FBR

The date of this prospectus supplement is December 10, 2019.

TABLE OF CONTENTS
Prospectus Supplement
ABOUT THIS PROSPECTUS	S-ii
PROSPECTUS SUMMARY	S-1
CORPORATE INFORMATION	S-5
OTHER INFORMATION	S-5
THE OFFERING	S-6
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	S-10
RISK FACTORS	S-11
USE OF PROCEEDS	S-16
CAPITALIZATION	S-17
DESCRIPTION OF DEPOSITARY SHARES AND SERIES B PREFERRED SHARES	S-19
TAX CONSIDERATIONS	S-30
MARSHALL ISLANDS TAX CONSIDERATIONS	S-39
PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	S-40
EXPENSES	S-42
LEGAL MATTERS	S-42
EXPERTS	S-42
WHERE YOU CAN FIND ADDITIONAL INFORMATION	S-43

Base Prospectus

ABOUT THIS PROSPECTUS	ii
PROSPECTUS SUMMARY	1
CORPORATE INFORMATION	2
OTHER INFORMATION	2
RISK FACTORS	3
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	4
USE OF PROCEEDS	5
CAPITALIZATION	6
ENFORCEMENT OF CIVIL LIABILITIES	7
PLAN OF DISTRIBUTION	8
DESCRIPTION OF PREFERRED SHARES	9
DESCRIPTION OF DEPOSITARY SHARES	9
TAX CONSIDERATIONS	12
EXPENSES	13
LEGAL MATTERS	13
EXPERTS	13
WHERE YOU CAN FIND ADDITIONAL INFORMATION	13

S-i

ABOUT THIS PROSPECTUS
This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the Depositary Shares and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference therein. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.
If the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference include important information about us, the Depositary Shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying base prospectus together with additional information described under the heading, “Where You Can Find Additional Information” before investing in the Depositary Shares.
We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by us or on our behalf or to which we have referred you. We have not, and the Agent has not, authorized anyone to provide you with information that is different. We and the Agent take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, the Depositary Shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement and accompanying base prospectus is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of the Depositary Shares. Our business, financial condition and results of operations and prospects may have changed since those dates.
Unless the context otherwise requires, references to the “Company,” “we,” “us,” “our” or “Global Ship Lease” refer to Global Ship Lease, Inc., “CMA CGM” refers to CMA CGM S.A., currently our principal charterer, “Poseidon Containers” refers to Poseidon Containers Holdings LLC and K&T Marine LLC, collectively, with whom we completed a strategic combination on November 15, 2018, Technomar Shipping Inc. (“Technomar”) refers to our ship technical manager (“Technical Manager”) and ConChart Commercial Inc. (“Conchart”) refers to our commercial ship manager (“Commercial Manager”, and together with Technomar the “Managers”). Unless otherwise indicated, all references to “$” and “dollars” in this prospectus are to U.S. dollars. We use the term “TEU”, meaning twenty-foot equivalent unit, the international standard measure of container size, in describing volumes in world container trade and other measures, including the capacity of our containerships, which we also refer to as ships. Unless otherwise indicated, we calculate the average age of our ships on a weighted average basis, based on TEU capacity. References to our “2018 Annual Report” refer to our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, that was filed with the Commission on March 29, 2019, which is incorporated herein by reference.
On March 25, 2019, we effected a one-for-eight reverse stock split of our Class A common shares. All share and per share amounts disclosed in this prospectus have been retroactively adjusted to reflect the reverse stock split.
S-ii

Non-U.S. GAAP Financial Measures
To supplement our financial information presented in accordance with U.S. GAAP, we use certain “non-GAAP financial measures” as such term is defined in Regulation G promulgated by the Commission. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with U.S. GAAP. We believe that the presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations, and therefore a more complete understanding of factors affecting our business than U.S. GAAP measures alone. In addition, we believe that the presentation of these matters is useful to investors for period-to-period comparison of results as the items may reflect certain unique and/or non-operating items such as impairment charges, contract termination costs or items outside of our control.
We believe that the presentation of the following financial measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Adjusted EBITDA, Adjusted EBITDA Margin and Contracted Adjusted EBITDA are not defined in U.S. GAAP and should not be considered to be an alternative to net income or any other financial metric required by such accounting principles.
Adjusted EBITDA represents net income available to common shareholders before interest income and interest and other financial expense, income taxes, depreciation and amortization and earnings allocated to preferred shares. Adjusted EBITDA is a non-U.S. GAAP quantitative measure used to assist in the assessment of our operations. We believe that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Adjusted EBITDA Margin represents the Adjusted EBITDA for a period expressed as percentage of operating revenue for the same period. Contracted Adjusted EBITDA represents our contracted revenue multiplied by the Adjusted EBITDA Margin.
Adjusted EBITDA and Contracted Adjusted EBITDA are presented herein both on a historic basis and on a forward-looking basis in certain instances. We have not provided a reconciliation of any such forward looking non-U.S. GAAP financial measure to the most directly comparable U.S. GAAP measure because such U.S. GAAP financial measures on a forward-looking basis are not available to us without unreasonable effort.
S-iii

PROSPECTUS SUMMARY
This section summarizes some of the key information that is contained or incorporated by reference in this prospectus supplement. It may not contain all of the information that may be important to you and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference in this prospectus supplement and the accompanying base prospectus. As an investor or prospective investor, you should review carefully the entire prospectus, any free writing prospectus that may be provided to you in connection with the offering of the Depositary Shares and the information incorporated by reference in this prospectus supplement, including the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement, on page 3 of the accompanying base prospectus, and in our 2018 Annual Report.
Our Company
Global Ship Lease, Inc. is a Republic of the Marshall Islands corporation that owns a fleet of mid-sized and smaller containerships which are chartered out under fixed-rate charters to reputable container shipping companies (“liner companies” or “liner operators”).
We were formed in 2007 to purchase and charter back 17 containerships owned or to be purchased by CMA CGM, then the third largest containership operator in the world by number of ships.
On August 14, 2008, we merged indirectly with Marathon Acquisition Corp. (“Marathon”), a company then listed on the American Stock Exchange. Under the merger agreement, Marathon, a U.S. corporation, first merged with its wholly-owned Marshall Islands subsidiary, GSL Holdings, Inc. (“Holdings”), with Holdings continuing as the surviving company. Global Ship Lease, Inc., at that time a subsidiary of CMA CGM, then merged with Holdings, with Holdings again being the surviving company. Holdings was renamed Global Ship Lease, Inc. and became listed on the NYSE on August 15, 2008.
On November 15, 2018, we completed a transformative transaction and acquired Poseidon Containers’ 20 containerships, one of which, the Argos, was contracted to be sold, which sale was completed in December 2018, which we refer to herein as the “Poseidon Transaction.” References herein to the “GSL Fleet” are to the 19 ships that were owned by us prior to the consummation of the Poseidon Transaction. On the closing of the Poseidon Transaction, we issued to the Poseidon unitholders 3,005,603 Class A common shares and 250,000 Series C Preferred Shares, which are convertible to an aggregate of 12,955,187 Class A common shares in certain circumstances, and assumed the debt of Poseidon Containers, which amounted to $509.7 million as of November 15, 2018.
As of the date of this prospectus, we own 41 mid-sized and smaller containerships and have agreed to acquire four further ships. Nine ships (representing 31% of our current fleet by TEU capacity) are new-design, high-specification, fuel-efficient, and wide-beam. Our fleet, excluding the four ships we have agreed to acquire, has a total capacity of 224,162 TEU.
With the inclusion of the four ships we have agreed to acquire, three of which are scheduled to be delivered in December 2019 and one in January 2020, our fleet size would increase to 45 ships, with a total capacity of 249,622 TEU, with an average size of 5,547 TEU and a TEU-weighted average age of 12.6 years as of September 30, 2019.

Our ships are chartered out on time charters, representing contracted future revenue of $826 million as of September 30, 2019, including subsequent new charters (including those on the four ships to be acquired) and options to extend which are under our control, and assuming the mid-point of redelivery, over a TEU-weighted average remaining term of 2.7 years. Contracted future revenue was $913 million on the same basis, but also including options to extend which are under the charterers’ control and assuming the latest redelivery date, over a TEU-weighted average remaining term of 3.0 years. By applying the Adjusted EBITDA Margin of 62% for the nine months ended September 30, 2019 to contracted future revenue, this would imply Contracted Adjusted EBITDA of $512 million on our contracted future revenue of $826 million (to the mid-point of redelivery and including options to extend charters which are under our control) and $566 million on our future contracted revenue of $913 million (also including options to extend which are under the charterers’ control and assuming the latest redelivery). Adjusted EBITDA Margin and Contracted Adjusted EBITDA are non-U.S. GAAP measures. For a description of Adjusted EBITDA, Adjusted EBITDA Margin and Contracted Adjusted EBITDA and a reconciliation of these measures to net income, the most directly comparable U.S. GAAP financial measure, please see “About This Prospectus—Non-U.S. GAAP Financial Measures.”
Recent Developments
On November 19, 2019, we issued $27.5 million aggregate principal amount of our 8.00% Senior Unsecured Notes due 2024 (the “2024 Notes”) in an underwritten public offering, and on November 27, 2019, we issued an additional $4.125 million aggregate principal amount of the 2024 Notes pursuant to the underwriters’ exercise of their option to purchase additional 2024 Notes, resulting in aggregate net proceeds to us of approximately $29.7 million in the public offering, after the payment of underwriting discounts and commissions and offering expenses. On November 27, 2019, we launched an “at the market” offering program (the “2024 Notes ATM Program”), pursuant to which we may sell, from time to time, up to an additional $68.0 million of 2024 Notes under an At Market Issuance Sales Agreement between us and B. Riley, which is serving as the sales agent in the Notes Program.  As of December 10, 2019, we have issued and sold approximately $1.9 million aggregate principal amount of 2024 Notes under the 2024 Notes ATM  Program.
On December 6, 2019, our annual mandatory offer to purchase up to $20.0 million of our outstanding 9.875% First Priority Secured Notes due 2022 (the “2022 Notes”) at a purchase price of 102% of the aggregate principle amount thereof plus accrued and unpaid interest (the “Annual Mandatory Offer”) expired. The Annual Mandatory Offer was made in accordance with the requirements of the indenture governing the 2022 Notes, and pursuant to an Offer to Purchase, dated October 25, 2019, as thereafter supplemented, and related documents. As of December 6, 2019, $17.277 million aggregate principal amount of 2022 Notes were validly tendered and not withdrawn and accepted for payment. Settlement on the $17.277 million aggregate principal amount of the 2022 Notes tendered in the Annual Mandatory Offer occurred on December 10, 2019. Following the Annual Mandatory Offer, there is approximately $322.7 million aggregate principal amount of the 2022 Notes outstanding as of the date of this prospectus supplement.
On November 25, 2019, we entered into agreements to acquire two 2004-built, 6,080 TEU post-panamax containerships for an aggregate purchase price of $24.5 million and with charters in place to a leading liner operator for minimum 52 months / maximum 60 months, which are expected to generate aggregate Adjusted EBITDA of approximately $21.0 million over the median charter term. The vessels, which have bows optimized for fuel efficiency at lower operating speeds, are scheduled to be delivered to us by the end of 2019.

Our Fleet
The table below provides information about our fleet of 45 containerships as of December 10, 2019:
Ship Name	Capacity in TEUs	Lightweight (tons)	Year Built	Charterer	Earliest Charter Expiry Date	Latest Charter Expiry Date	Daily Charter Rate $

CMA CGM Thalassa	11,040	38,577	2008	CMA CGM	4Q25	1Q26	47,200
UASC Al Khor(1)	9,115	31,764	2015	Hapag-Lloyd	1Q22	2Q22	34,000
Anthea Y(1)	9,115	31,890	2015	COSCO	2Q20	3Q20	39,200
Maira XL(1)	9,115	31,820	2015	COSCO	2Q20	3Q20	39,200
MSC Tianjin	8,667	34,243	2005	MSC	2Q24	3Q24(2)	-(2)
MSC Qingdao	8,667	34,305	2004	MSC	2Q24	3Q24(2)	-(2)
GSL Ningbo	8,667	34,243	2004	Maersk	3Q20	4Q20	18,000
GSL Kalliopi	7,849	29,105	2004	Maersk	4Q22	4Q24(3)	-(3)
GSL Grania	7,849	29,261	2004	Maersk	3Q22	4Q24(3)	-(3)
GSL Eleni	7,849	29,261	2004	Maersk	3Q24	4Q24(3)	-(3)
Mary(1)	6,927	23,424	2013	CMA CGM	3Q23	4Q23	25,910
Kristina(1)	6,927	23,424	2013	CMA CGM	2Q24	3Q24	25,910
Katherine(1)	6,927	23,424	2013	CMA CGM	1Q24	2Q24	25,910
Alexandra(1)	6,927	23,424	2013	CMA CGM	1Q24	2Q24	25,910
Alexis(1)	6,882	23,919	2015	CMA CGM	1Q24	2Q24	25,910
Olivia I(1)	6,882	23,864	2015	CMA CGM	1Q24	2Q24	25,910
New Purchase One	6,650	27,999	2002	Confidential	2Q20	4Q20	-(4)
New Purchase Two	6,650	27,999	2002	Confidential	1Q20	2Q20	-(4)
CMA CGM Berlioz	6,621	26,776	2001	CMA CGM	2Q21	4Q21	34,000
Agios Dimitrios	6,572	24,746	2011	MSC	4Q19	4Q23	12,500(5)
Strauss	6,080	23,762	2004	Confidential	2Q24	1Q25	-(6)
Verdi	6,080	23,762	2004	Confidential	2Q24	1Q25	-(6)
Tasman	5,936	25,010	2000	Maersk	1Q22	3Q22(7)	12,500(7)
Dimitris Y	5,936	25,010	2000	ZIM	2Q21	3Q21	14,500
Ian H	5,936	25,128	2000	ZIM	1Q21	2Q21	14,500
Dolphin II	5,095	20,596	2007	HMM	4Q19(8)	4Q19(8)	11,500(8)
Orca I	5,095	20,696	2006	Maersk	2Q20(9)	2Q21(9)	9,000(9)
CMA CGM Alcazar	5,089	20,087	2007	CMA CGM	4Q20	2Q21	33,750
CMA CGM Château d’If	5,089	20,100	2007	CMA CGM	4Q20	2Q21	33,750
CMA CGM Jamaica	4,298	17,272	2006	CMA CGM	3Q22	1Q23	25,350
CMA CGM Sambhar	4,045	17,355	2006	CMA CGM	3Q22	1Q23	25,350
CMA CGM America	4,045	17,355	2006	CMA CGM	3Q22	1Q23	25,350
GSL Valerie	2,824	11,971	2005	MSC	2Q20	3Q20	9,000
Athena	2,762	13,538	2003	MSC	1Q20	2Q20	9,000
Maira	2,506	11,453	2000	MSC	1Q20	2Q20	8,250
Nikolas	2,506	11,370	2000	MSC	1Q20	2Q20	9,000
Newyorker	2,506	11,463	2001	MSC	1Q20	2Q20	9,000
GSL La Tour	2,272	11,742	2001	CMA CGM	4Q19	4Q19	15,300(10)
GSL Manet	2,272	11,742	2001	CMA CGM	4Q19	4Q19	15,300(11)
GSL Matisse	2,262	11,676	1999	CMA CGM	4Q19	4Q19	15,300(12)
CMA CGM Utrillo	2,262	11,676	1999	CMA CGM	1Q20	1Q20	8,500
GSL Keta	2,207	11,731	2003	OOCL	4Q19	4Q19	8,700(13)
GSL Julie	2,207	11,731	2002	CMA CGM	4Q19	4Q19(14)	7,200(14)
Kumasi	2,207	11,731	2002	CMA CGM	4Q20	1Q21(15)	9,800(15)
Marie Delmas	2,207	11,731	2002	CMA CGM	4Q20	1Q21(15)	9,800(15)

(1) Modern design, high reefer capacity fuel efficient ships.
(2) Five year charter at implied Adjusted EBITDA of $25.6 million per ship for the period.
(3) GSL Eleni was delivered in 2Q19, GSL Grania was delivered in 3Q19 and GSL Kalliopi was delivered in October 2019. GSL Eleni is chartered for five years; GSL Kalliopi and GSL Grania are chartered for three years plus two successive periods of one year at option of the charterer. Implied Aggregate Adjusted EBITDA of $32.0 million for firm periods, increasing to $47.0 million if all options are exercised.

(4) New Purchase One is expected to be delivered in December 2019 and New Purchase Two in January 2020. Implied Aggregate Adjusted EBITDA of $2.8 million for median period..
(5) Thereafter, the Company has the option, callable in 4Q19, to extend for four years at $20,000 per day.

(6)The Company has agreed to purchase two 6,080 TEU containerships with charters in place for minimum 52 months / maximum 60 months that are expected to generate Implied Aggregate Adjusted EBITDA of approximately $21.0 million over the median term of the charters. The name of the charterer is currently confidential.
(7) Additional 12 - month extension at charterer’s option, for an additional $4.4 million implied Adjusted EBITDA.

(8) Thereafter, 8-12 months to Feedertech at $12,500 per day commencing November 15, 2019.
(9) Rate increases to $10,000 per day from June 3, 2020.
(10) Redelivered by CMA CGM on November 23, 2019; new charter agreed with MSC for 12 months at $8,800 per day expected to commence early December 2019.
(11) Redelivered November 24, 2019; awaiting redeployment.
(12) Redelivered November 5, 2019; awaiting redeployment.

(13) Thereafter, 100-180 days to OOCL at $9,400 per day commencing October 28, 2019.
(14) Option for six months plus or minus 30 days extension at $8,500 per day from October 16, 2019 has been exercised by the charterer.
(15) The Company has the option to extend to December 31, 2020 plus or minus 90 days, at $9,800 per day.

Employment of Our Fleet
We employ the ships in our fleet on time charters. A time charter is a contract for the use of a ship for a fixed period of time at a specified daily rate. Under a time charter, the ship owner provides and bears the cost of crew, lubricating oil and all maintenance and other services related to the ship’s operation, the cost of which is recovered from the daily charter rate. We are also responsible for insuring our interests in the ship and liabilities as owner arising from its use. The charterer is responsible for substantially all of the ship’s voyage costs, such as fuel (bunker) costs, canal fees, port expenses, cargo handling costs and extra war risk insurance costs if the ship is deployed outside normal insurance limits and enters areas which are specified by the insurance underwriters as being subject to additional premiums.
The term for a time charter commences on the ship’s delivery to the charterer. Time charter agreements may include options, in favor of the owner or the charterer, to extend the charter on pre-agreed terms. Charters may be extended on mutually agreed terms, or the ship may be re-delivered by the charterer at the end of the charter period, within a pre-agreed time window (to allow for operational flexibility), in which case we would seek alternate employment with another charterer.
Our charters are with a number of different charterers and expire on different dates over a period of time. We believe the diversified charterer base reduces counterparty risk and the staggered expirations of our charters reduces our exposure to re-chartering risk and may mitigate the impact of the cyclical nature of the container shipping industry.
Management of our Ships
Technomar provides day-to-day technical ship management services for all of our ships.
Global Ship Lease Services Limited, our wholly-owned subsidiary, is the commercial manager for 18 of our ships. It has entered into a Commercial Advisory Services and Exclusive Brokerage Services Agreement (“EBSA”) with Conchart, whereby Conchart is appointed to provide commercial advisory and exclusive brokerage services. The remaining 23 ships in our fleet are or will be subject to a commercial management agreement directly with Conchart, on terms substantially similar to those of the EBSA.
Risk Factors
We face a number of risks associated with our business and shipping industry and must overcome a variety of challenges to utilize our strengths and implement our business strategies. These risks relate to, among others, changes in the shipping industry, including supply and demand, charter rates, ship values, a downturn in the global economy, operational hazards inherent in container shipping industry and operations resulting in liability for damage to or destruction of property and equipment, pollution or environmental damage, inability to comply with covenants in our current indebtedness and borrowings we may enter into in the future, inability to finance capital projects, and inability to successfully employ our ships at the expiration of current charters.
You should carefully consider these risks, the risks described in “Risk Factors” and the other information in this prospectus and our 2018 Annual Report before deciding whether to invest in the Depositary Shares.

CORPORATE INFORMATION
We were incorporated in the Republic of the Marshall Islands on March 14, 2008 as GSL Holdings Inc.
The mailing address of our principal executive office is c/o Global Ship Lease Services Limited, 25 Wilton Road, London SW1V 1LW, United Kingdom, and our telephone number is +44 (0) 20 3998 0063. Our website address is www.globalshiplease.com. The information included on our website is not incorporated herein by reference. From time to time, we may use our website and social media outlets as channels of distribution of material company information.
OTHER INFORMATION
We are incorporated under the laws of the Republic of the Marshall Islands, and as a consequence, you may encounter difficulty protecting your interests as a holder of Depositary Shares, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections entitled “Risk Factors” and “Enforcement of Civil Liabilities” for more information.

THE OFFERING
The summary below describes the principal terms of the Depositary Shares and the Series B Preferred Shares being offered by this prospectus supplement. Certain terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms and conditions of the Depositary Shares and the Series B Preferred Shares, see “Description of Depositary Shares and Series B Preferred Shares.”
Issuer	Global Ship Lease, Inc.

Securities Offered
Up to $75.0 million of Depositary Shares, each representing 1/100th of one share of our 8.75% Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, with a liquidation preference of $2,500.00 per share (equivalent to $25.00 per Depositary Share).

Manner of Offering
“At the market offering” that may be made from time to time through the Agent, as sales agent, subject to our instruction as to amount and timing. The Agent is not required to sell any specific number of the Depositary Shares, but the Agent will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices on mutually agreed terms between the Agent and us. See “Plan of Distribution (Conflicts of Interest)” beginning on page S-40.

Dividends
Dividends on the Series B Preferred Shares underlying the Depositary Shares will accrue and be cumulative from the Dividend Payment Date immediately preceding issuance and will be payable on each Dividend Payment Date when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose.

Dividend Rate
The dividend rate for the Series B Preferred Shares is 8.75% per annum per $2,500.00 of liquidation preference per Series B Preferred Share (equivalent to $25.00 per Depositary Share). The dividend rate is subject to increase in the limited circumstances described below under “Voting Rights.”

Payment of Dividends
No dividend may be declared or paid or set apart for payment on any Junior Securities (as defined below) (other than a dividend payable solely in Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or declared and set aside for payment on all outstanding Series B Preferred Shares and any Parity Securities (as defined below) through the most recent respective dividend payment dates.

Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of the Series B Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than five days, before such payment date. Holders of the Series B Preferred Shares will not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series B Preferred Shares.

Ranking
The Series B Preferred Shares will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. The Series B Preferred Shares will rank:
•      senior to our common stock and to each other class or series of capital stock that has been or will be established after the original issue date of the Series B Preferred Shares that is not expressly made senior to or on parity with the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Junior Securities”);
•     pari passu with any class or series of capital stock that has been or will be established after the original issue date of the Series B Preferred Shares with terms expressly providing that such class or series ranks on a parity with the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Parity Securities”); and
•     junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and each other class or series of capital stock expressly made senior to the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Senior Securities”).

Optional Redemption
We may redeem the Series B Preferred Shares (including the related Depositary Shares), at our option, at any time, in whole or in part, and at a redemption price in cash equal to $2,500.00 per share (equivalent to $25.00 per Depositary Share) plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such optional redemption would be effected only out of funds legally available for such purpose.

Voting Rights
Holders of the Series B Preferred Shares and Depositary Shares generally have no voting rights. However, if and whenever dividends payable on the Series B Preferred Shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of Series B Preferred Shares (voting together as a class with all other classes or series of Parity Securities upon which like voting rights have been conferred and are exercisable) will be entitled to elect one additional director to serve on our board of directors, and the size of our board of directors will be increased as needed to accommodate such change. The right of such holders of Series B Preferred Shares to elect a member of our board of directors will continue until such time as all accumulated and unpaid dividends on the Series B Preferred Shares have been paid in full.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a single class, we may not adopt any amendment to our articles of incorporation that would materially and adversely alter the preferences, powers or rights of the Series B Preferred Shares.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, we may not create or issue any Senior Securities.

No vote or consent of Series B Preferred Shareholders shall be required for (i) the creation or incurrence of any indebtedness, (ii) the authorization or issuance of any common stock or other Junior Securities or (iii) except as expressly provided above, the authorization or issuance of any of our preferred shares.

Each record holder of Depositary Shares may instruct the Depositary to vote the amount of Series B Preferred Shares represented by the holder’s Depositary Shares.

Liquidation or Dissolution
In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Series B Preferred Shares will have the right to receive the liquidation preference of $2,500.00 per share of Series B Preferred Shares (equivalent to $25.00 per Depositary Share) plus an amount equal to all accumulated and unpaid dividends thereon to the date of payment, whether or not declared, before any payments are made to holders of our common stock or any other Junior Securities. Neither the sale of all or substantially all of the property or business of the Company nor the consolidation or merger of us with or into any other entity, individually or in a series of transactions, will be deemed to be a liquidation, dissolution or winding up of our affairs.

Conversion; Exchange and Preemptive Rights	The Series B Preferred Shares will not have any conversion or exchange rights or be subject to preemptive rights.

Sinking Fund	The Series B Preferred Shares will not be subject to any sinking fund requirements.

Use of Proceeds	We intend to use any net proceeds from this offering of Depositary Shares for general corporate purposes.

Listing
The Depositary Shares are listed on the NYSE under the symbol “GSL-B.” The Series B Preferred Shares represented by Depositary Shares are not listed and we do not expect that there will be any other trading market for the Series B Preferred Shares except as represented by the Depositary Shares. Currently, there is no public market for the Series B Preferred Shares and a limited public market for the Depositary Shares.

Form
The Depositary Shares will be evidenced by one or more global depositary receipts, and the Depositary Shares will be delivered through the book-entry settlement system of The Depository Trust Company (“DTC”).

Conflict of Interest
B. Riley Financial, Inc., the parent company of the Agent, is the beneficial owner of approximately 11% of our outstanding Class A common shares, including shares owned directly by itself and shares owned indirectly through the Agent or other subsidiaries of B. Riley Financial, Inc. On October 1, 2019, B. Riley Financial, Inc. and its affiliate acquired 1,471,332 and 344,827 shares, respectively, in our public offering of Class A common shares for an aggregate of 1,816,159 shares. These shares are subject to lock-up agreements with FINRA pursuant to FINRA Rule 5110(g) until March 24, 2020. On November 25, 2019, B. Riley Financial, Inc. transferred the 1,471,332 shares acquired thereby to the Agent. Each of the 1,471,332 shares held by the Agent following such transfer and the 344,827 shares purchased in the October 2019 offering held by an affiliate are subject to lock-up agreements with FINRA pursuant to FINRA Rule 5110(g) until March 24, 2020. Under FINRA Rule 5121(f)(6), a beneficial owner of 10 percent or more of the outstanding common equity of an entity is deemed to “control” such entity. As a result of its “control” of the Company under FINRA Rules, the Agent is deemed to have a “conflict of interest” within the meaning of Rule 5121, and this offering will be conducted in accordance with the requirements of Rule 5121(a).

Risk Factors
An investment in the Depositary Shares and Series B Preferred Shares involves significant risks. Please refer to the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in the Depositary Shares and Series B Preferred Shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this prospectus include, but are not limited to, statements regarding our disclosure concerning our operations, cash flows, financial position, dividend policy, the anticipated benefits of our strategic transaction with Poseidon Containers, and the likelihood of success in acquiring additional vessels to expand our business.
Forward-looking statements appear in a number of places in this prospectus and in our 2018 Annual Report, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein.
Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this prospectus. The risks described under “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our results of operations, financial condition, liquidity and the development of the industries in which we operate. New risks can emerge from time to time, and it is not possible for us to predict all such risks, nor can we assess the impact of all such risks on our business or the extent to which any risks, or combination of risks and other factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Commission after the date of this prospectus.

RISK FACTORS
An investment in our securities involves substantial risks. Before making an investment in the our Series B Preferred Shares through our Depositary Shares you should carefully consider the risks described below, as well as the other information included in this prospectus supplement and the accompanying base prospectus, including those in “Item 3. Key Information—D. Risk Factors” in our 2018 Annual Report, filed with the Commission on March 29, 2019, as updated by annual, quarterly and other reports and documents that we file with the Commission after the date of this prospectus supplement that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations and could affect the value of the Depositary Shares and the Series B Preferred Shares being offered by this prospectus supplement.
Risks Related to the Depositary Shares, the Series B Preferred Shares and this Offering
Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.
Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering.
We may not have sufficient cash from our operations to enable us to pay dividends on or to redeem our Series B Preferred Shares, and accordingly the Depositary Shares, as the case may be, following the payment of expenses and the establishment of any reserves.
We will pay quarterly dividends on the Series B Preferred Shares, and accordingly the Depositary Shares, only from funds legally available for such purpose when, as and if declared by our board of directors. We may not have sufficient cash available each quarter to pay dividends. In addition, if our board of directors does not authorize and declare a dividend for any dividend period prior to the related dividend payment date, holders of the Series B Preferred Shares and accordingly the Depositary Shares would not be entitled to receive a dividend for that dividend period. However, any unpaid dividends will accumulate.
In addition, we may have insufficient cash available to redeem the Series B Preferred Shares, and accordingly the Depositary Shares. The amount of cash we can use to pay dividends or redeem our Series B Preferred Shares and the Depositary Shares depends upon the amount of cash we generate from our operations, which may fluctuate significantly, and other factors, including the following:
•	changes in our operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;
•	the amount of any cash reserves established by our board of directors;
•	restrictions under Marshall Islands law as described below;
•	restrictions under our credit facilities and other instruments and agreements governing our existing and future indebtedness as described below; and
•
our overall financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and to the risks associated with the shipping industry and the other factors described in our 2018 Annual Report and other reports and documents we filed with the Commission, many of which are beyond our control.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which will be affected by noncash items, and our board of directors in its discretion may elect not to declare any dividends. We may incur other expenses or liabilities that could reduce or eliminate the cash available for distribution as dividends. As a result of these and the other factors mentioned above, we may pay dividends during periods when we record losses and may not pay dividends during periods when we record net income.
Our ability to pay dividends on and to redeem our Series B Preferred Shares, and therefore your ability to receive payments on the Depositary Shares, is limited by the requirements of Marshall Islands law and by our contractual obligations.
Marshall Islands law provides that we may pay dividends on and redeem the Series B Preferred Shares only to the extent that assets are legally available for such purposes. Legally available assets generally are limited to our surplus, which essentially represents our retained earnings and the excess of consideration received by us for the sale of shares above the par value of the shares. In addition, under Marshall Islands law we may not pay dividends on or redeem Series B Preferred Shares if we are insolvent or would be rendered insolvent by the payment of such a dividend or the making of such redemption.
Further, the terms of our some of our outstanding credit facilities may prohibit us from declaring or paying any dividends or distributions on preferred stock, including the Series B Preferred Shares, or redeeming, purchasing, acquiring or making a liquidation payment on preferred stock in certain circumstances. The indenture governing our 2022 Notes, as well as the related secured term loan facility with Citibank, N.A., prohibit us from redeeming shares, including the Series B Preferred Shares, and accordingly the Depositary Shares.
Our Series B Preferred Shares are subordinated to our debt obligations, and your interests could be diluted by the issuance of additional shares, including additional Series B Preferred Shares and by other transactions.
Our Series B Preferred Shares are subordinated to all of our existing and future indebtedness. As of September 30, 2019, our total consolidated indebtedness was $882.0 million. We may incur additional indebtedness under our existing or future credit facilities or other debt agreements. The payment of principal and interest on our debt reduces cash available for distribution to us and on our shares, including the Series B Preferred Shares and the Depositary Shares.
The issuance of additional preferred shares on a parity with or senior to our Series B Preferred Shares would dilute the interests of the holders of our Series B Preferred Shares, and any issuance of Senior Securities or Parity Securities or additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on our Series B Preferred Shares. No provisions relating to our Series B Preferred Shares protect the holders of our Series B Preferred Shares in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, which might adversely affect the holders of our Series B Preferred Shares.
Our Series B Preferred Shares will rank pari passu with any Parity Securities as to the payment of dividends and amounts payable upon liquidation or reorganization. If less than all dividends payable with respect to the Series B Preferred Shares and any Parity Securities are paid, any partial payment shall be made pro rata with respect to the Series B Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time.

The Series B Preferred Shares represent perpetual equity interests.
The Series B Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series B Preferred Shares (and accordingly the Depositary Shares) may be required to bear the financial risks of an investment in the Series B Preferred Shares (and accordingly the Depositary Shares) for an indefinite period of time. In addition, the Series B Preferred Shares will rank junior to all of our indebtedness and other liabilities, and any other senior securities we may issue in the future with respect to assets available to satisfy claims against us.
As a holder of Depositary Shares you have extremely limited voting rights, will have even more limited rights than holders of the Series B Preferred Shares and may encounter difficulties in exercising some of your rights.
Your voting rights as a holder of Depositary Shares will be extremely limited. Our common stock is the only class of stock carrying full voting rights. Holders of the Series B Preferred Shares, and accordingly holders of the Depositary Shares, generally have no voting rights. However, if and whenever dividends payable on the Series B Preferred Shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of Series B Preferred Shares (voting together as a class with all other classes or series of Parity Securities upon which like voting rights have been conferred and are exercisable) will be entitled to elect one additional director to serve on our board of directors, and the size of our board of directors will be increased as needed to accommodate such change. The right of such holders of Series B Preferred Shares to elect a member of our board of directors will continue until such time as all accumulated and unpaid dividends on the Series B Preferred Shares have been paid in full or sufficient funds for such payment have been declared and set apart for such purpose.
Furthermore, holders of the Depositary Shares may encounter difficulties in exercising any voting rights acquired by the Series B Preferred Shares for as long as they hold the Depositary Shares rather than the Series B Preferred Shares. For example, holders of the Depositary Shares will not be entitled to vote at meetings of holders of Series B Preferred Shares, and they will only be able to exercise their limited voting rights by giving timely instructions to the Depositary in advance of any meeting of holders of Series B Preferred Shares. The Depositary will be the holder of the Series B Preferred Shares underlying the Depositary Shares and holders may exercise voting rights with respect to the Series B Preferred Shares represented by the Depositary Shares only in accordance with the Deposit Agreement relating to the Depositary Shares. To the limited extent permitted by the Deposit Agreement, the holders of the Depositary Shares should be able to direct the Depositary to vote the underlying Series B Preferred Shares in accordance with their individual instructions. Nevertheless, holders of Depositary Shares may not receive voting materials in time to instruct the Depositary to vote the Series B Preferred Shares underlying their Depositary Shares. Also, the Depositary and its agents are not responsible for failing to carry out voting instructions of the holders of Depositary Shares or for the manner of carrying out such instructions. Accordingly, holders of Depositary Shares may not be able to exercise voting rights, and they will have little, if any, recourse if the underlying Series B Preferred Shares are not voted as requested.

The amount of your liquidation preference is fixed and you will have no right to receive any greater payment regardless of the circumstances.
The payment due upon a liquidation for the Series B Preferred Shares is fixed at the liquidation preference of $2,500.00 per share (equivalent to $25.00 per Depositary Share) plus accumulated and unpaid dividends to the date of liquidation (whether or not declared). If in the case of our liquidation, there are remaining assets to be distributed after payment of this amount, you will have no right to receive or to participate in these amounts. Furthermore, if the market price for the Series B Preferred Shares is greater than the liquidation preference, you will have no right to receive the market price from us upon our liquidation.
The Series B Preferred Shares are only redeemable at our option and investors should not expect us to redeem the Series B Preferred Shares in the future.
We may redeem, at our option, all or from time to time part of, the Series B Preferred Shares (and accordingly the Depositary Shares) at any time, subject to any applicable restrictions in agreements governing our current or future indebtedness. If we redeem the Series B Preferred Shares, holders of the Series B Preferred Shares will be entitled to receive a redemption price equal to $2,500.00 per share (equivalent to $25.00 per Depositary Share) plus accumulated and unpaid dividends to the date of redemption (whether or not declared). Any decision we may make at any time to propose a redemption of the Series B Preferred Shares will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity and general market conditions at that time, and investors should not expect us to redeem the Series B Preferred Shares on any particular date in the future, or at all. If the Series B Preferred Shares are redeemed, the corresponding redemption of the Depositary Shares would be a taxable event to you. In addition, you might not be able to reinvest the money you receive upon redemption of the Series B Preferred Shares in a similar security or at similar rates. We may elect to exercise our partial redemption right on multiple occasions. Any such optional redemption would be effected only out of funds legally available for such purpose.
The terms of some of the agreements governing our indebtedness prohibit us from redeeming, purchasing, acquiring or making a liquidation payment on preferred stock in certain circumstances. The indenture governing our 2022 Notes, as well as the related secured term loan facility with Citibank, N.A., prohibit us from redeeming shares, including the Series B Preferred Shares, and accordingly the Depositary Shares. In addition, future credit facilities and other debt agreements may impose similar restrictions on our right to take these actions.
Holders of Depositary Shares may be subject to additional risks related to holding Depositary Shares rather than Series B Preferred Shares.
Because holders of Depositary Shares do not hold their shares directly, they are subject to the following additional risks, among others:
•	as a holder of Depositary Shares, we will not treat you as one of our direct shareholders and you may not be able to exercise shareholder rights;
•
distributions on the Series B Preferred Shares represented by your Depositary Shares will be paid to the Depositary, and before the Depositary makes a distribution to you on behalf of your Depositary Shares, withholding taxes or other governmental charges, if any, that must be paid will be deducted;

•
we and the Depositary may amend or terminate the Deposit Agreement without the consent of holders of the Depositary Shares in a manner that could prejudice holders of Depositary Shares or that could affect their ability to transfer Depositary Shares, among others; and

•	the Depositary may take other actions inconsistent with the best interests of holders of Depositary Shares.

USE OF PROCEEDS
We intend to use the net proceeds from any sales of the Depositary Shares from this offering, after deducting the Agent’s commissions and our offering expenses, for general corporate purposes.

CAPITALIZATION
The following table sets forth our capitalization as of September 30, 2019, on an:
•	actual basis;
•	as adjusted basis to give effect to:
•
the issuance of 7,613,788 Class A common shares on October 1, 2019, at a public offering price of $7.25 per share, for gross proceeds of $55.2 million and net proceeds, after deducting underwriting discounts and commissions and expenses, of approximately $50.7 million;

•
the issuance of $27.5 million aggregate principal amount of the 2024 Notes on November 19, 2019 and an additional $4.125 million aggregate principal amount of the 2024 Notes purchased pursuant to the underwriters’ option to purchase additional 2024 Notes on November 27, 2019, for aggregate net proceeds, after deducting underwriting discounts and commissions and certain expenses, of approximately $29.7 million;

•	the issuance of $1.9 million aggregate principal amount of 2024 Notes pursuant to the 2024 Notes ATM Program through December 10, 2019 for aggregate net proceeds of $1.7 million; and
•
scheduled debt payments in the period from October 1, 2019 to December 10, 2019 of $12.7 million, including $2.7 million pursuant to the Annual Mandatory Offer, related to our CITI Credit Facility and $7.8 million related to other bank debt; the redemption of $17.3 million aggregate principal amount of 2022 Notes pursuant to the Annual Mandatory Offer and the drawdown of new debt of $12.0 million related to the acquisition of a vessel.

•
as further adjusted basis to give effect to the issuance of the Depositary Shares covered by this prospectus supplement and the application of the net proceeds therefrom as described under “Use of Proceeds.” This calculation assumes the issuance and sale of $75.0 million of Depositary Shares, resulting in assumed net proceeds of approximately $73.0 million, after sales commissions and estimated offering expenses.  The actual number of Depositary Shares issued, and the price at which they are issued, may differ depending on the timing of the sales.

You should read the information below together with the sections of this prospectus supplement and accompanying base prospectus entitled “Use of Proceeds” and “Risk Factors,” in addition to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our 2018 Annual Report, as well as the financial statements and related notes which are incorporated by reference into this prospectus.

There have been no other material adjustments to our capitalization since September 30, 2019, as so adjusted.

	As of September 30, 2019
(In Thousands of U.S. Dollars)	Actual	As Adjusted	As Further Adjusted
Total Cash(1)(2)(3)(4)(7)	$97,754	$142,141	$215,091

Debt (secured)
Poseidon-DVB Credit Facility(4)	$47,088	$45,446	$45,446
Poseidon-Syndicated Senior Secured Credit Facility	230,000	230,000	230,000
New Junior Facility	38,500	38,500	38,500
Poseidon- Deutsche, CIT, Entrust Credit Facility and Poseidon-Blue Ocean Credit Facility(4)	169,336	164,710	164,710
2022 Notes(4)	340,000	322,723	322,723
2024 Notes(2)	-	33,536	33,536
CITI Credit Facility(4)	24,800	12,077	12,077
Hayfin Credit Facility(4)	7,775	7,129	7,129
Hellenic Credit Facility(4)	24,550	35,700	35,700
Total Debt(5)	$882,049	$889,821	$889,821

Shareholders’ equity:
Class A common shares-authorized 214,000,000 shares with a $0.01 par value 9,942,950 shares issued and outstanding (as adjusted 17,556,738 shares issued and outstanding)	99	176	176
Series B Preferred Shares-authorized 44,000 shares with a $0.01 par value 14,000 shares issued and outstanding (as adjusted 44,000 shares issued and outstanding)	—	—	—
Series C Preferred shares-authorized 250,000 shares with a $0.01 par value 250,000 shares issued and outstanding(6)	3	3	3
Additional paid-in capital(3)(7)	512,811	563,452	636,402
Accumulated deficit	(167,321)	(167,321)	(167,321)
Total stockholders’ equity	345,592	396,310	469,260
Total Capitalization	$1,227,641	$1,286,131	$1,359,081

(1)	Cash and cash equivalents, including restricted cash of $11,057.
(2)	As Adjusted includes $33.536 million aggregate amount of 2024 Notes. Net proceeds from the issuance of the 2024 Notes is approximately $31.4 million.
(3)
As Further Adjusted includes the full $75.0 million of Depositary Shares offered hereby. Net proceeds from the issuance of the Depositary Shares, assuming sale of the full $75.0 million of Depositary Shares and accounting for the Agent’s discount and estimated offering costs, is estimated to be $73.0 million.

(4)
As Adjusted cash and debt includes scheduled debt repayments in the period from October 1, 2019 to December 10, 2019 of $12.7 million related to our CITI Credit Facility and $7.8 million related to other bank debt; the redemption of $17.3 million aggregate principal amount of 2022 Notes pursuant to the Annual Mandatory Offer.

(5)	Aggregated principal amount outstanding, excluding unamortized deferred financing costs of $11,268 and unamortized original issue discount on our 2022 Notes of $2,052 as of September 30, 2019.
(6)	Series C Preferred Shares convert to 12,955,187 Class A common shares in certain circumstances.
(7)
Cash and additional paid-in capital includes the estimated net proceeds from the issuance of Class A common shares on October 1, 2019, of $50.7 million, after deducting underwriting discount and commissions and other estimated offering expenses, less their par value.

DESCRIPTION OF DEPOSITARY SHARES AND SERIES B PREFERRED SHARES
The following description of the Depositary Shares and the underlying Series B Preferred Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Certificate of Designation, as amended, designating the Series B Preferred Shares and setting forth the rights, preferences and limitations of the Series B Preferred Shares (the “Certificate of Designation”) and the terms of the Deposit Agreement (as defined below) which establishes the terms of the Depositary Shares. The following summary does not set forth the full terms or provisions of the Series B Preferred Shares, which is set forth in the Certificate of Designation, or the Depositary Shares, which is set forth in the Deposit Agreement (including the form of depositary receipt contained therein). The Certificate of Designation, and not the following description, will define the terms of the Series B Preferred Shares. Likewise, the Deposit Agreement, and not the following description, will define the terms of the Depositary Shares. Copies of the Certificate of Designation and the Deposit Agreement may be obtained from us as described under “Where You Can Find More Information” in this prospectus supplement.
General
Our Amended and Restated Articles of Incorporation, as amended, our authorized share capital consists of:
•	249,000,000 common shares, par value $0.01 per share, consisting of:
o	214,000,000 Class A common shares, of which 17,556,738 shares were issued and outstanding as of the date of this prospectus;
o	20,000,000 Class B common shares, of which none were issued and outstanding as of the date of this prospectus; and
o	15,000,000 Class C common shares, of which none were issued and outstanding as of the date of this prospectus;
•	1,000,000 preferred shares, par value $0.01 per share, consisting of:
o	44,000 Series B Preferred Shares, of which 14,000 shares were issued and outstanding as of the date of this prospectus;
o	250,000 Series C Preferred Shares, of which 250,000 shares were issued and outstanding as of the date of this prospectus; and
o	706,000 preferred shares available for designation by the board of directors.
Series B Preferred Shares
Each Depositary Share represents 1/100th of one share of Series B Preferred Shares. The Series B Preferred Shares are an existing series of preferred stock. As of the date of this prospectus supplement, there are 14,000 shares of Series B Preferred Shares issued and outstanding. Upon completion of this offering, there may be up to 44,000 shares of Series B Preferred Shares issued and outstanding. We may, without notice to or consent of the holders of the then-outstanding Series B Preferred Shares, authorize and issue additional Series B Preferred Shares and Junior Securities and, subject to the limitations described under “—Voting Rights,” Senior Securities and Parity Securities.

In connection with this offering, we will issue additional shares of Series B Preferred Shares, which we will then deposit with Computershare Inc. and Computershare Trust Company, N.A., as applicable, as depositary, under the Deposit Agreement among us, the Depositary and the registered holders and indirect and beneficial owners from time to time of the Depositary Shares (the “Deposit Agreement”). The Deposit Agreement sets forth the terms of the Depositary Shares that we will sell in this offering. In general, each Depositary Share will represent, and entitle the holder, subject to the terms of the Deposit Agreement, to proportional rights and preferences (including dividends, voting, redemption and liquidation rights and preferences) as if such holder held 1/100th of one share of Series B Preferred Shares. The material terms of the Series B Preferred Shares and the Depositary Shares are summarized below. In the future, we may create and sell additional Depositary Shares.
The holders of our common stock are entitled to receive, to the extent permitted by law, such dividends as may from time to time be declared by our board of directors. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our common stock are entitled to receive distributions of our assets, after we have satisfied or made provision for our debts and other obligations and for payment to the holders of any class or series of shares (including the Series B Preferred Shares) having preferential rights to receive distributions of our assets.
The Series B Preferred Shares entitle the holders thereof (“Series B Preferred Shareholders”) to receive cumulative cash dividends when, as and if declared by our board of directors out of legally available funds for such purpose. No fractional shares of Series B Preferred Shares will be issued. When issued and paid for in the manner described in this prospectus supplement, the Series B Preferred Shares represented by the Depositary Shares offered hereby will be fully paid and nonassessable and the Depositary Shares offered hereby will be validly issued and entitled to the benefits of the Deposit Agreement. Each Series B Preferred Share will have a fixed liquidation preference of $2,500.00 per share (equivalent to $25.00 per Depositary Share) and upon liquidation will also be entitled to an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment, whether or not declared. Please see the section entitled “—Liquidation Rights.”
The Series B Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series B Preferred Shares will rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us.
As a holder of Depositary Shares, we will not treat you as a registered holder of shares of Series B Preferred Shares, and you will not have the rights of a Series B Preferred Shareholder. Marshall Islands law governs Series B Preferred Shareholder rights. The Depositary will be the holder of the shares of Series B Preferred Shares underlying the Depositary Shares. As a registered holder of Depositary Shares, you will have the rights of a Depositary Shareholder. The Deposit Agreement sets out the Depositary Shareholder rights as well as the rights and obligations of the Depositary. The Deposit Agreement and the Depositary Shares are governed by New York law.
The Series B Preferred Shares are not convertible into common stock or any other of our securities and do not have exchange rights and are not entitled or subject to any preemptive or similar rights. The Series B Preferred Shares are not subject to mandatory redemption or to any sinking fund requirements. The Series B Preferred Shares are subject to redemption, in whole or in part, at our option, at any time. Please see the section entitled “—Redemption.”
We have appointed Computershare Inc. and Computershare Trust Company, N.A., as applicable, as the paying agent (the “Paying Agent”) and the registrar and transfer agent (the “Registrar and Transfer Agent”) for the Series B Preferred Shares. The address of the Paying Agent is 250 Royall Street, Canton MA 02021.

Listing
The Depositary Shares are listed on the NYSE under the symbol “GSL-B.” The Series B Preferred Shares represented by Depositary Shares are not listed and we do not expect that there will be any other trading market for the Series B Preferred Shares except as represented by the Depositary Shares. Currently, there is no public market for the Series B Preferred Shares and a limited public market for the Depositary Shares.
Ranking
The Series B Preferred Shares, with respect to anticipated quarterly dividends and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:
•	senior to the Junior Securities (including all of our common stock);
•	on a parity with the Parity Securities; and
•	junior to the Senior Securities.
Under the Certificate of Designation, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series B Preferred Shares. Our board of directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. Our board of directors will also determine the number of shares constituting each series of securities. Our ability to issue additional Parity Securities in certain circumstances or Senior Securities is limited as described under “—Voting Rights.”
Liquidation Rights
The holders of outstanding Series B Preferred Shares are entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $2,500.00 per share (equivalent to $25.00 per Depositary Share) in cash plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our common stock or any other Junior Securities. Neither the sale of all or substantially all of the property or business of the Company nor the consolidation or merger of us with or into any other entity, individually or in a series of transactions, will be deemed a liquidation, dissolution or winding up of our affairs for this purpose.
In the event that our assets available for distribution to holders of the outstanding Series B Preferred Shares and any Parity Securities are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series B Preferred Shares and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences plus the amount of any accumulated and unpaid dividends thereon (whether or not declared). After payment of all required amounts to the holders of the outstanding Series B Preferred Shares and Parity Securities, our remaining assets and funds will be distributed among the holders of our common stock and any other Junior Securities then outstanding according to their respective rights.

Voting Rights
The Series B Preferred Shares have no voting rights except as set forth below or as otherwise provided by Marshall Islands law. In the event that six quarterly dividends payable on the Series B Preferred Shares are in arrears, whether or not consecutive, the holders of the Series B Preferred Shares, have the right, voting as a class together with holders of any Parity Securities upon which like voting rights have been conferred and are exercisable, at the next meeting of stockholders called for the election of directors, to elect one member to our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already has been increased by reason of the election of a director by holders of Parity Stock upon which like voting rights have been conferred and with which the Series B Preferred Shares voted as a class for the election of such director). The right of such holders of Series B Preferred Shares to elect one member of our board of directors will continue until such time as all dividends accumulated and in arrears on the Series B Preferred Shares have been paid in full or sufficient funds for such payment have been declared and set apart for such purpose, at which time such right will terminate, subject to the revesting of such right in the event of each and every subsequent failure to pay six quarterly dividends as described above and, with respect to funds set apart for payment, upon failure to pay the dividend on the Dividend Payment Date. Upon any termination of the right of the holders of the Series B Preferred Shares and any other Parity Securities to vote as a class for directors, the term of office of all directors then in office elected by such holders voting as a class will terminate immediately. Any director elected by the holders of the Series B Preferred Shares and any other Parity Stock shall each be entitled to one vote on any matter before our board of directors.
Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a single class, we may not adopt any amendment to our articles of incorporation that materially and adversely alters the preferences, powers or rights of the Series B Preferred Shares.
In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, we may not create or issue any Senior Securities.
On any matter described above in which the Series B Preferred Shareholders are entitled to vote as a class, whether separately or together with the holders of any Parity Securities, such holders will be entitled to one vote per $25.00 of liquidation preference (equivalent to 100 votes per Series B Preferred Share). Any shares of Series B Preferred Shares held by us or any of our subsidiaries or affiliates will not be entitled to vote.
No vote or consent of Series B Preferred Shareholders shall be required for (i) the creation or incurrence of any indebtedness, (ii) the authorization or issuance of any common stock or other Junior Securities or (iii) except as expressly provided above, the authorization or issuance of any of our preferred shares.
Series B Preferred Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Dividends
General
Holders of Series B Preferred Shares will be entitled to receive, when, as and if declared by our board of directors, cumulative cash dividends out of legally available funds for such purpose, payable on each Dividend Payment Date commencing on the first Dividend Payment Date following issuance.
Dividends on the Series B Preferred Shares offered hereby will accrue from the Dividend Payment Date immediately preceding issuance at a rate of 8.75% per annum of the $2,500.00 per share liquidation preference of Series B Preferred Shares (equivalent to $25.00 per Depositary Share). The dividend rate is not subject to adjustment.
Dividend Payment Dates
The “Dividend Payment Dates” for the Series B Preferred Shares is each January 1, April 1, July 1 and October 1. Dividends will accumulate in each dividend period from and including the Dividend Payment Date immediately preceding issuance to but excluding the next applicable Dividend Payment Date for such dividend period. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series B Preferred Shares will be payable based on a 360-day year consisting of twelve 30-day months. “Business Day” means a day on which the NYSE is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City, London or Amsterdam are authorized or required to close.
Payment of Dividends
Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, we will pay those dividends, if any, on the Series B Preferred Shares that have been declared by our board of directors to the Paying Agent or, if there is no Paying Agent at the relevant time, the holders of such shares as such holders’ names appear on our share transfer books maintained by the Registrar and Transfer Agent on the applicable Record Date (as defined below). The applicable record date (the “Record Date”) will be the fifth Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date will be such date as may be designated by our board of directors in accordance with the Certificate of Designation, our Articles of Incorporation and our Bylaws, each as amended and as may be further amended from time to time.
Declared dividends will be paid to the Paying Agent in same-day funds on each Dividend Payment Date. The Paying Agent will be responsible for holding or disbursing such payments to holders of the Series B Preferred Shares in accordance with the instructions of such holders. In certain circumstances, dividends may be paid by check delivered to the registered address of the holder of Series B Preferred Shares, unless, in any particular case, we elect to pay by wire transfer.
No dividend may be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or declared and set aside for payment on all outstanding Series B Preferred Shares and any Parity Securities through the most recent respective dividend payment dates.
Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of the Series B Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than five days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series B Preferred Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been declared and set apart, payment of accumulated dividends in arrears will be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series B Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series B Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series B Preferred Shares will not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series B Preferred Shares.

Redemption
Optional Redemption
At any time, we may redeem, at our option, in whole or in part, the Series B Preferred Shares (and accordingly the Depositary Shares) at a redemption price in cash equal to $2,500.00 per share (equivalent to $25.00 per Depositary Share) plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected only out of funds legally available for such purpose. We may undertake multiple partial redemptions.
Redemption Procedures
We will provide notice of any redemption, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any shares to be redeemed as such holders’ names appear on our share transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (1) the redemption date, (2) the number of Series B Preferred Shares to be redeemed and, if less than all outstanding shares of Series B Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such holder, (3) the redemption price, (4) the place where the shares of Series B Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor, and (5) that dividends on the shares to be redeemed will cease to accumulate from and after such redemption date.
If fewer than all of the outstanding shares of Series B Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by us, and such shares of Series B Preferred Shares will be redeemed by such method of selection as the Paying Agent shall determine, either pro rata or by lot, with adjustments to avoid redemption of fractional shares.
The redemption price will be paid by the Paying Agent to the holders of the Series B Preferred Shares on the redemption date.
The aggregate redemption price for any such partial redemption of the outstanding Series B Preferred Shares shall be allocated correspondingly among the redeemed shares of Series B Preferred Shares. The shares of Series B Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided in the Certificate of Designation (including our right, if we so elect, to redeem all or part of the Series B Preferred Shares outstanding at any relevant time in accordance with the redemption provisions described herein).
If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Shares as to which notice has been given no later than 10:00 a.m., New York City time, on the Business Day fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender of such Series B Preferred Shares. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all dividends on such shares will cease to accumulate and all rights of holders of such shares of Series B Preferred Shares as Series B Preferred Shareholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid dividends through the date fixed for redemption, whether or not declared. We will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the shares to be redeemed), and the holders of any shares so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series B Preferred Shares, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall, to the extent permitted by law, be repaid to us upon our written request, after which repayment the holders of the Series B Preferred Shares entitled to such redemption or other payment shall have recourse only to us.

Any Series B Preferred Shares that are redeemed or otherwise acquired by the Company shall be cancelled and shall constitute preferred shares subject to designation by the Board of Directors set forth in our Articles of Incorporation. If only a portion of the Series B Preferred Shares has been called for redemption, upon surrender of any certificate representing Series B Preferred Shares to the Paying Agent, the Paying Agent will issue to the holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of shares of Series B Preferred Shares represented by the surrendered certificate that have not been called for redemption.
Notwithstanding any notice of redemption, there will be no redemption of any Series B Preferred Shares called for redemption until funds sufficient to pay the full redemption price of such shares, including all accumulated and unpaid dividends to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.
We and our affiliates may from time to time purchase shares of the Series B Preferred Shares, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any Series B Preferred Shares. Any shares repurchased and canceled by us will revert to the status of authorized but unissued preferred shares undesignated by us.
Notwithstanding the foregoing, in the event that full cumulative dividends on the Series B Preferred Shares and any Parity Securities have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire (1) any Series B Preferred Shares or Parity Securities, except pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares and any Parity Securities, an exchange for or conversion or reclassification into other Parity Securities or Junior Securities or with proceeds of a substantially contemporaneous sale of Parity Securities or Junior Securities, or (2) any common stock and any other Junior Securities, except pursuant to an exchange for or conversion or reclassification into other Junior Securities or with proceeds of a substantially contemporaneous sale of Junior Securities.
No Sinking Fund
The Series B Preferred Shares do not have the benefit of any sinking fund.
Depositary Shares
General
We are offering our Depositary Shares representing proportional fractional interests in shares of the Series B Preferred Shares. Each Depositary Share represents a 1/100th interest in one Series B Preferred Share, and once issued will be evidenced by depositary receipts, as described under “Registration and Settlement—Book-Entry System.” We will deposit the underlying shares of the Series B Preferred Shares with a depositary pursuant to the Deposit Agreement. Subject to the terms of the Deposit Agreement, the Depositary Shares are entitled to all the powers, preferences and special rights of the Series B Preferred Shares, as applicable, in proportion to the applicable fraction of a share of Series B Preferred Shares those Depositary Shares represent.

In this prospectus supplement, references to “holders” of Depositary Shares mean those who have depositary receipts registered in their own names on the books maintained by the depositary and not indirect holders who own beneficial interests in depositary receipts registered in the street name of, or issued in book-entry form through, The Depository Trust Company, or “DTC.” DTC is the only registered holder of the depositary receipts representing Depositary Shares. You should review the special considerations that apply to indirect holders described in “Registration and Settlement—Book-Entry System.”
The depositary, transfer agent and registrar for the Depositary Shares is Computershare Inc. and Computershare Trust Company, N.A., as applicable.
Listing
The Depositary Shares are listed on the NYSE under the symbol “GSL-B.” The Series B Preferred Shares represented by Depositary Shares are not listed and we do not expect that there will be any other trading market for the Series B Preferred Shares except as represented by the Depositary Shares. Currently, there is no public market for the Series B Preferred Shares and a limited public market for the Depositary Shares.
Dividends and Other Distributions
Each dividend payable on a Depositary Share will be in an amount equal to 1/100th of the dividend declared and payable on the related share of the Series B Preferred Shares. The depositary will distribute all dividends and other cash distributions received on the Series B Preferred Shares to the holders of record of the depositary receipts in proportion to the number of Depositary Shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts as nearly as practicable in proportion to the number of Depositary Shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary receipts.
Record dates for the payment of dividends and other matters relating to the Depositary Shares are the same as the corresponding record dates for the related shares of Series B Preferred Shares.
The amount paid as dividends or otherwise distributable by the depositary with respect to the Depositary Shares or the underlying Series B Preferred Shares will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any Depositary Shares or the shares of the Series B Preferred Shares until such taxes or other governmental charges are paid.
Redemption of Depositary Shares
If we redeem the Series B Preferred Shares, in whole or in part, as described above under “—Series B Preferred Shares—Redemption,” Depositary Shares also will be redeemed with the proceeds received by the depositary from the redemption of the Series B Preferred Shares held by the depositary. The redemption price per Depositary Share will be 1/100th of the redemption price per share payable with respect to the Series B Preferred Shares, plus any declared and unpaid dividends, without accumulation of undeclared dividends.

If we redeem shares of the Series B Preferred Shares held by the depositary, the depositary will redeem, as of the same redemption date, the number of Depositary Shares representing those shares of the Series B Preferred Shares so redeemed. If we redeem less than all of the outstanding Depositary Shares, the depositary will select pro rata, by lot or in such other manner as may be determined by the depositary to be fair and equitable, those Depositary Shares to be redeemed. The depositary will deliver notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series B Preferred Shares and the related Depositary Shares.
Voting the Series B Preferred Shares
Because each Depositary Share represents a 1/100th interest in a share of the Series B Preferred Shares, holders of depositary receipts are entitled to 1/100th of a vote per Depositary Share under those limited circumstances in which holders of the Series B Preferred Shares are entitled to a vote, as described above in “—Series B Preferred Shares—Voting Rights.”
When the depositary receives notice of any meeting at which the holders of the Series B Preferred Shares are entitled to vote, the depositary will deliver the information contained in the notice to the record holders of the Depositary Shares relating to the Series B Preferred Shares. Each record holder of the Depositary Shares on the record date, which will be the same date as the record date for the Series B Preferred Shares, may instruct the depositary to vote the amount of the Series B Preferred Shares represented by the holder’s Depositary Shares. To the extent practicable, the depositary will vote the amount of the Series B Preferred Shares represented by Depositary Shares in accordance with the instructions it receives. We will agree to take all actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Depositary Shares representing the Series B Preferred Shares, it will abstain from voting with respect to such shares.
Withdrawal of Series B Preferred Shares
Underlying shares of Series B Preferred Shares may be withdrawn from the depositary arrangement upon surrender of depositary receipts at the depositary’s office and upon payment of the taxes, charges and fees provided for in the Deposit Agreement. Subject to the terms of the Deposit Agreement, the holder of depositary receipts will receive the appropriate number of shares of Series B Preferred Shares represented by such Depositary Shares. Only whole shares of Series B Preferred Shares may be withdrawn; if a holder holds an amount other than a whole multiple of 100 Depositary Shares, the depositary will deliver along with the withdrawn shares of Series B Preferred Shares a new depositary receipt evidencing the excess number of Depositary Shares. Holders of withdrawn shares of Series B Preferred Shares will not be entitled to redeposit such shares or to receive Depositary Shares.
Amendment of the Deposit Agreement
We and the depositary may generally amend the form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement at any time without the consent of the holders of Depositary Shares in any respect that we and the depositary deem necessary or desirable. However, any amendment that materially and adversely alters the rights of the holders or that would be materially and adversely inconsistent with the rights granted to holders of the Series B Preferred Shares will not be effective unless such amendment has been approved by holders of Depositary Shares representing at least a majority of the Depositary Shares then outstanding.

Form and Notices
The Series B Preferred Shares will be issued in registered form to the depositary, and the Depositary Shares will be issued in book-entry only form through DTC, as described below in “Registration and Settlement—Book-Entry System”. The depositary will forward to the holders of Depositary Shares all reports, notices, and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the Series B Preferred Shares.
Registration and Settlement
Book-Entry System
The Depositary Shares will be issued in book-entry only form through the facilities of DTC. This means that actual depositary receipts will not be issued to each holder of Depositary Shares, except in limited circumstances. Instead, the Depositary Shares will be in the form of a single global depositary receipt deposited with and held in the name of DTC, or its nominee. In order to own a beneficial interest in a depositary receipt, you must be an organization that participates in DTC or have an account with an organization that participates in DTC, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”).
Except as described in the this prospectus, owners of beneficial interests in the global depositary receipt will not be entitled to have depositary receipts registered in their names, will not receive or be entitled to receive physical delivery of the depositary receipts in definitive form, and will not be considered the owners or holders of Depositary Shares under our Articles of Incorporation or the Deposit Agreement, including for purposes of receiving any reports or notices delivered by us. Accordingly, each person owning a beneficial interest in the depositary receipts must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its beneficial interest, in order to exercise any rights of a holder of Depositary Shares.
If we discontinue the book-entry only form system of registration, we will replace the global depositary receipt with depositary receipts in certificated form registered in the names of the beneficial owners.
Settlement
Investors in the Depositary Shares will be required to make their payment for the Depositary Shares in immediately available funds. DTC requires secondary market trading activity in the Depositary Shares to settle in immediately available funds. This requirement may affect trading activity in the Depositary Shares.
Payment of Dividends
We will pay dividends, if any, on the Series B Preferred Shares represented by Depositary Shares in book-entry form to the depositary. In turn, the depositary will deliver the dividends to DTC in accordance with the arrangements then in place between the depositary and DTC. Generally, DTC will be responsible for crediting the dividend payments it receives from the depositary to the accounts of DTC participants, and each participant will be responsible for disbursing the dividend payment for which it is credited to the holders that it represents. As long as the Depositary Shares are represented by a global depositary receipt, we will make all dividend payments in immediately available funds. In the event depositary receipts are issued in certificated form, dividends generally will be paid by check delivered to the holders of the depositary receipts on the applicable record date at the address appearing on the security register.

Notices
Any notices required to be delivered to you will be given by the depositary to DTC for communication to its participants.
If the depositary receipts are issued in certificated form, notices to you also will be delivered to the addresses of the holders as they appear on the security register.

TAX CONSIDERATIONS
The following summary describes certain U.S. federal income tax considerations applicable to us and to the acquisition, ownership and disposition of our Depositary Shares by U.S. holders (as defined below).
This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis.
This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to us or each investor. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular investor based on such investor’s individual circumstances. In particular, this discussion considers only U.S. holders that will own Depositary Shares or debt securities as capital assets and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to investors that are subject to special treatment, including:

•	dealers in securities or currencies;
•	insurance companies;
•	taxpayers who have elected mark-to-market accounting;
•	tax-exempt organizations;
•	regulated investment companies;
•	real estate investment trusts;
•	financial institutions;
•	taxpayers who hold Depositary Shares or Series B Preferred Shares as part of a straddle, hedge, conversion transaction or other integrated transaction;
•	certain expatriates or former long-term residents of the United States;
•	persons required to report income for U.S. federal income tax purposes no later than when such income is reported on an applicable financial statement;
•
persons who own, directly or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of shares of all classes of our stock;

•	persons subject to the “base erosion and anti-avoidance tax”; and
•	U.S. holders whose functional currency is not the U.S. dollar.

No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) regarding any matter affecting us or our shareholders or holders of our debt securities. The statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court.
The following does not address any aspect of U.S. federal gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, this summary does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our Depositary Shares through such entities. Prospective investors may want to consult their tax advisors regarding the specific tax consequences to them of the acquisition, holding or disposition of Depositary Shares, in light of their particular circumstances.
Taxation of Global Ship Lease
Taxation of operating income
Unless exempt from U.S. federal income taxation under the rules described below in “The Section 883 exemption,” a foreign corporation that earns only transportation income is generally subject to U.S. federal income taxation under one of two alternative tax regimes: (1) the 4% gross basis tax or (2) the net basis tax and branch profits tax.
The 4% gross basis tax
For foreign corporations not engaged in a United States trade or business, the United States imposes a 4% U.S. federal income tax (without allowance of any deductions) on the corporation’s United States source gross transportation income. For this purpose, transportation income includes income from the use, hiring or leasing of a vessel, or the performance of services directly related to the use of a vessel (and thus includes time charter and bareboat charter income). The United States source portion of transportation income includes 50% of the income attributable to voyages that begin or end (but not both) in the United States. Generally, no amount of the income from voyages that begin and end outside the United States is treated as United States source, and consequently none of the transportation income attributable to such voyages is subject to this 4% tax. Although the entire amount of transportation income from voyages that begin and end in the United States would be United States source, we do not expect to have any transportation income from voyages that begin and end in the United States.
The net basis tax and branch profits tax
We do not expect to engage in any activities in the United States or otherwise have a fixed place of business in the United States. Nonetheless, if this situation were to change or we were to be treated as engaged in a United States trade or business, all or a portion of our taxable income, including gain from the sale of vessels, could be treated as effectively connected with the conduct of this United States trade or business, or effectively connected income. Any effectively connected income would be subject to U.S. federal corporate income tax (with the highest statutory rate currently being 35%). In addition, an additional 30% branch profits tax would be imposed on us at such time as our after-tax effectively connected income is viewed as having been repatriated to our offshore office. The 4% gross basis tax described above is inapplicable to income that is treated as effectively connected income.
The Section 883 exemption
Both the 4% gross basis tax and the net basis and branch profits taxes described above are inapplicable to U.S. source transportation income that qualifies for exemption under Section 883 of the Code. To qualify for the Section 883 exemption a foreign corporation must, among other things:

•	be organized in a jurisdiction outside the United States that grants an equivalent exemption from tax to corporations organized in the United States, which we call an Equivalent Exemption;
•
satisfy one of the following three ownership tests (discussed in more detail below): (1) the more than 50% ownership test, or 50% Ownership Test, (2) the controlled foreign corporation test, or CFC Test or (3) the “Publicly Traded Test”; and

•	meet certain substantiation, reporting and other requirements (which include the filing of United States income tax returns).
We are organized under the laws of the Republic of the Marshall Islands. Each of the vessels in the fleet is owned by a separate wholly owned subsidiary organized either in the Republic of the Marshall Islands, the Republic of Cyprus or Hong Kong. The United States Treasury Department recognizes both the Republic of the Marshall Islands, the Republic of Cyprus and Hong Kong as jurisdictions that grant an Equivalent Exemption; therefore, we should meet the first requirement for the Section 883 exemption. Additionally, we intend to comply with the substantiation, reporting and other requirements that are applicable under Section 883 of the Code. As a result, qualification for the Section 883 exemption will turn primarily on our ability to satisfy the second requirement enumerated above.
(1) The 50% Ownership Test
In order to satisfy the 50% Ownership Test, a non-United States corporation must be able to substantiate that more than 50% of the value of its shares is owned, directly or indirectly, by “qualified shareholders.” For this purpose, qualified shareholders are: (1) individuals who are residents (as defined in the regulations promulgated under Section 883 of the Code, or Section 883 Regulations) of countries, other than the United States, that grant an Equivalent Exemption, (2) non-United States corporations that meet the Publicly Traded Test of the Section 883 Regulations and are organized in countries that grant an Equivalent Exemption, or (3) certain foreign governments, non-profit organizations, and certain beneficiaries of foreign pension funds. A corporation claiming the Section 883 exemption based on the 50% Ownership Test must obtain all the facts necessary to satisfy the IRS that the 50% Ownership Test has been satisfied (as detailed in the Section 883 Regulations). We believe that we satisfied the 50% Ownership Test up to and including 2008 due to being a wholly owned subsidiary of CMA CGM until the merger on August 14, 2008 but believe that we may not currently be able to satisfy the 50% Ownership Test due to our lack of knowledge of the direct and indirect owners of entities which own our Class A common shares.
(2) The CFC Test
The CFC Test requires that the non-United States corporation be treated as a controlled foreign corporation, or CFC, for U.S. federal income tax purposes. We believe that we are not a CFC but cannot predict whether we will become a CFC, and satisfaction of the CFC definitional test is outside of our control.
(3) The Publicly Traded Test
The Publicly Traded Test requires that one or more classes of equity representing more than 50% of the voting power and value in a non-United States corporation be “primarily and regularly traded” on an established securities market either in the United States or in a foreign country that grants an Equivalent Exemption.

The Section 883 Regulations provide, in pertinent part, that shares of a non-United States corporation will be considered to be “primarily traded” on an established securities market in a given country if the number of shares of each class of shares that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our Class A common shares are listed on the NYSE and are not listed on any other securities exchange. Therefore, our Class A common shares should be treated as primarily traded on an established securities market in the United States. Moreover, the Class A common shares represent more than 50% of both the voting power and value of all classes of our shares.
The Section 883 Regulations also generally provide that shares will be considered to be “regularly traded” on an established securities market if one or more classes of shares in the corporation representing in the aggregate more than 50% of the total combined voting power and value of all classes of shares of the corporation are listed on an established securities market during the taxable year. However, even if a class of shares is so listed, it is not treated as regularly traded under the Section 883 Regulations unless (1) trades are made in the common shares on the established securities market, other than in minimal quantities, on at least 60 days during the taxable year (or 1/6 of the days in a short taxable year); and (2) the aggregate number of common shares traded on the established securities market during the taxable year is at least 10% of the average number of outstanding common shares during that year (as appropriately adjusted in the case of a short taxable year). Even if these trading frequency and trading volume tests are not satisfied with respect to the Class A common shares, however, the Section 883 Regulations provide that such tests will be deemed satisfied if the Class A common shares are regularly quoted by dealers making a market in such Class A common shares. While we anticipate that these trading frequency and trading volume tests will be satisfied each year, satisfaction of these requirements is outside of our control and, hence, no assurances can be provided that we will satisfy the Publicly Traded Test each year.

In addition, even if the “primarily and regularly traded” tests described above are satisfied, a class of shares will not be treated as primarily and regularly traded on an established securities market if, during more than half the number of days during the taxable year, one or more shareholders holding, directly or indirectly, at least 5% of the vote and value of that class of shares, or 5% Shareholders, own, in the aggregate, 50% or more of the vote and value of that class of shares. This is referred to as the 5% Override Rule. In performing the analysis, we are entitled to rely on current Schedule 13D and 13G filings with the SEC to identify our 5% Shareholders, without having to make any independent investigation to determine the identity of the 5% Shareholder. In the event the 5% Override Rule is triggered, the Section 883 Regulations provide that the 5% Override Rule will nevertheless not apply if the company can establish that among the closely-held group of 5% Shareholders, sufficient shares are owned by 5% Shareholders that are considered to be “qualified shareholders”, as defined above, to preclude non-qualified 5% Shareholders in the closely-held group from owning 50% or more of the total value of the relevant class of shares held by 5% Shareholders for more than half the number of days during the taxable year.
Based on information that we have as to our shareholders and other matters, we do not expect that we will qualify for the Section 883 exemption for 2019 under the Publicly Traded Test because more than 50% as we triggered the 5% Override Rule. However, it is possible that we may in the future be able to satisfy the Publicly Traded Test, although no assurance can be given in this regard.

If we were not to qualify for the Section 883 exemption in any year, the United States income taxes that become payable could have a negative effect on our business, and could result in decreased earnings available for distribution to our shareholders. However, under the charter agreements, CMA CGM has agreed to provide reimbursement for any such taxes.
United States taxation of gain on sale of vessels
If we qualify for the Section 883 exemption, then gain from the sale of any vessel may be exempt from tax under Section 883. Even if such gain is not exempt from tax under Section 883, we will not be subject to U.S. federal income taxation with respect to such gain, assuming that we are not, and has never been, engaged in a U.S. trade or business. Under certain circumstances, if we are so engaged, gain on sale of vessels could be subject to U.S. federal income tax.
Possibility of taxation as a U.S. corporation
Section 7874 of the Code provides that a foreign corporation which acquires substantially all the properties of a U.S. corporation is generally treated as though it were a U.S. corporation for U.S. federal income tax purposes if, after the acquisition, at least 80% (by vote or value) of the shares of the foreign corporation is owned by former shareholders of the U.S. corporation by reason of owning shares in the U.S. corporation. Although we believe that this rule should not apply to us in the context of the Merger, there is no definitive legal authority applying the principles of Section 7874 of the Code and, therefore, there can be no assurance that the IRS would not seek to challenge such a position, or that such a challenge would not be successful.
If we were to be treated as a U.S. corporation, our net income would be subject to U.S. federal corporate income tax with the highest statutory rate currently being 21%. The imposition of this tax would likely have a negative effect on our business, financial condition and results of operations.
U.S. Holders
For purposes of this discussion, a U.S. holder is a beneficial owner of our Depositary Shares that is:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person.

Tax Consequences of Holding Depositary Shares to U.S. Holders
The following summary describes certain U.S. federal income tax considerations applicable to the acquisition, ownership and disposition of our Depositary Shares by U.S. holders.

Taxation of dividends paid on Depositary Shares
When we make a distribution with respect to our Depositary Shares, subject to the discussions of the passive foreign investment company (“PFIC”) rules below, a U.S. holder will be required to include in gross income as foreign source dividend income the amount of the distribution to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes on the day such distribution is actually or constructively received by the U.S. holder. Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. holder’s tax basis in the Depositary Shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of the Depositary Shares.
Subject to the discussions of the PFIC rules below, in the case of a U.S. holder that is a corporation, dividends that we pay will generally be taxable at regular corporate rates and generally will not qualify for a dividends-received deduction. In the case of certain non-corporate U.S. holders, dividends that we pay generally will be treated as “qualified dividend income” subject to tax at preferential rates, provided that the U.S. holder meets certain holding period and other requirements and we are not a PFIC in the taxable year in which the dividends are paid or in the immediately preceding taxable year.
Taxation of the disposition of Depositary Shares
Subject to the discussions of the PFIC rules below, upon the sale, exchange or other disposition of Depositary Shares, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition and such U.S. holder’s tax basis in our Depositary Shares.
Subject to the discussions of the PFIC rules below, capital gain from the sale, exchange or other disposition of Depositary Shares held more than one year is long-term capital gain, and is eligible for a reduced rate of taxation for individuals. Gain recognized by a U.S. holder on a sale, exchange or other disposition of Depositary Shares generally will be treated as U.S. source income. A loss recognized by a U.S. holder on the sale, exchange or other disposition of Depositary Shares generally will be allocated to U.S. source income. The deductibility of a capital loss recognized on the sale, exchange or other disposition of Depositary Shares may be subject to limitations, and U.S. holders may want to consult their own tax advisors regarding their ability to deduct any such capital loss in light of their particular circumstances.
3.8% tax on net investment income
A U.S. holder that is an individual, estate, or, in certain cases, a trust, will generally be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s net investment income (or undistributed net investment income in the case of an estate or trust) for the taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000). A U.S. holder’s net investment income will generally include distributions made by us that constitute dividends and gain upon a sale, exchange or other disposition of our Depositary Shares. This tax is in addition to any income taxes due on such investment income.
If you are a U.S. holder that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of the 3.8% tax on net investment income to the ownership of our Depositary Shares.

Consequences of possible passive foreign investment company classification
A non-United States entity treated as a corporation for U.S. federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (1) 75% or more of its gross income is “passive” income or (2) 50% or more of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. The determination of whether a corporation is a PFIC is made annually. If a corporation is a PFIC in any taxable year that a person holds shares in the corporation (and was not a qualified electing fund with respect to such year, as discussed below), the shares held by such person will be treated as shares in a PFIC for all future years (absent an election which, if made, may require the electing person to pay taxes in the year of the election).
Based on the projected composition of our income and valuation of our assets, we do not expect that we will constitute a PFIC with respect to the current or any future taxable year, although there can be no assurance in this regard. Our expectation is based principally on the position that, for purposes of determining whether we are a PFIC, the majority, if not all, of the gross income we derive from our chartering activities should constitute services income rather than rental income. Correspondingly, we believe such income should not constitute passive income, and the assets owned and operated by us in connection with the production of such income (in particular, the vessels) should not constitute passive assets under the PFIC rules.
We believe there is substantial legal authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters as services income for other tax purposes. There is, however, no direct legal authority under the PFIC rules addressing our current and projected future operations. Accordingly, no assurance can be given that the IRS will not assert that we are a PFIC with respect to any taxable year, nor that a court would not uphold any such assertion. Moreover, no assurance can be given that we will be able to avoid PFIC classification for any future taxable year if we decide to change the nature and/or extent of our operations.
Further, in a case not concerning PFICs, Tidewater Inc. v. U.S., 2009-1 USTC ¶ 50,337, the Fifth Circuit held that a vessel time charter at issue generated rental, rather than services, income. However, the court’s ruling was contrary to the position of the IRS that the time charter income should be treated as services income, and the terms of the time charter in that case differ in material respects from the terms of our time charters. Subsequently, the IRS has stated that it disagrees with and will not acquiesce to the rental versus services distinction in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, no assurance can be given that the IRS or a court of law would accept our position, and there is a risk that the IRS or a court of law could determine that the company is a PFIC.
If we were to be classified as a PFIC in any year, each U.S. holder of our Depositary Shares will be subject (in that year and all subsequent years) to special rules with respect to: (1) any “excess distribution” (generally defined as any distribution received by a U.S. holder in a taxable year that is greater than 125% of the average annual distributions received by the U.S. holder in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the Depositary Shares), and (2) any gain realized upon the sale or other disposition of the Depositary Shares. Under these rules:
•	the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period for our Depositary Shares;
•	the amount allocated to the current taxable year and any year prior to the first year in which we were a PFIC will be taxed as ordinary income in the current year; and

•
the amount allocated to each of the other taxable years in the U.S. holder’s holding period for our Depositary Shares will be subject to U.S. federal income tax at the highest rate in effect for the applicable class of taxpayer for that year, and an interest charge will be added as though the amount of the taxes computed with respect to these other taxable years were overdue.

In addition, each U.S. holder of our Depositary Shares will be required to file an IRS Form 8621 if such U.S. holder holds its shares in any year in which we were classified as a PFIC.
In order to avoid the application of the PFIC rules, U.S. holders of our Depositary Shares may make a qualified electing fund, or a QEF, election provided in Section 1295 of the Code. In lieu of the PFIC rules discussed above, a U.S. holder that makes a valid QEF election will, in very general terms, be required to include its pro rata share of our ordinary income and net capital gains, unreduced by any prior year losses, in income for each taxable year (as ordinary income and long-term capital gain, respectively) and to pay tax thereon, even if the amount of that income is not the same as the distributions paid on the Depositary Shares during the year. If we later distribute the income or gain on which the U.S. holder has already paid taxes under the QEF rules, the amounts so distributed will not again be subject to tax in the hands of the U.S. holder. A U.S. holder’s tax basis in any Depositary Shares as to which a QEF election has been validly made will be increased by the amount included in such U.S. holder’s income as a result of the QEF election and decreased by the amount of nontaxable distributions received by the U.S. holder. On the disposition of a common share, a U.S. holder making the QEF election generally will recognize capital gain or loss equal to the difference, if any, between the amount realized upon such disposition and its adjusted tax basis in the common share. In general, a QEF election should be made on or before the due date for filing a U.S. holder’s federal income tax return for the first taxable year for which we are a PFIC or, if later, the first taxable year for which the U.S. holder held common shares. In this regard, a QEF election is effective only if certain required information is made available by the PFIC. Subsequent to the date that we first determine that we are a PFIC, we will use commercially reasonable efforts to provide any U.S. holder of Depositary Shares, upon request, with the information necessary for such U.S. holder to make the QEF election. If we do not believe that we are a PFIC for a particular year but it is ultimately determined that we were a PFIC, it may not be possible for a holder to make a QEF election for such year.
In addition to the QEF election, Section 1296 of the Code permits United States persons to make a “mark-to-market” election with respect to marketable shares in a PFIC. If a U.S. holder of our Depositary Shares makes a mark-to-market election, such U.S. holder generally would, in each taxable year: (1) include as ordinary income the excess, if any, of the fair market value of the Depositary Shares at the end of the taxable year over such U.S. holder’s adjusted tax basis in the Depositary Shares, and (2) be permitted an ordinary loss in respect of the excess, if any, of such U.S. holder’s adjusted tax basis in the Depositary Shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election (with the U.S. holder’s basis in the Depositary Shares being increased and decreased, respectively, by the amount of such ordinary income or ordinary loss). If a U.S. holder makes an effective mark-to-market election, any gain such U.S. holder recognizes upon the sale or other disposition of our Depositary Shares will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The consequences of this election are generally less favorable than those of a QEF election for U.S. holders that are sensitive to the distinction between ordinary income and capital gain, although this is not necessarily the case. U.S. holders may want to consult their tax advisors as to the consequences to them of making a mark-to-market or QEF election, as well as other U.S. federal income tax consequences of holding shares in a PFIC in light of their particular circumstances.

As previously indicated, if we were to be classified as a PFIC for a taxable year in which we pay a dividend or the immediately preceding taxable year, dividends paid by us would not constitute “qualified dividend income” and, hence, would not be eligible for the preferential rates of U.S. federal income tax.
Taxation of Holding Depositary Shares to Non-U.S. Holders
A beneficial owner of the Depositary Shares (other than a partnership or an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not a U.S. Holder is referred to as a Non-U.S. Holder. If you are a partner in a partnership (or an entity or arrangement treated as a partnership for United States federal income tax purposes) holding Depositary Shares, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of Depositary Shares.
Distributions.
Distributions we pay to a Non-U.S. Holder will not be subject to United States federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a United States trade or business. If the Non-U.S. Holder is engaged in a United States trade or business, our distributions will generally be subject to United States federal income tax, on a net income basis at the regular graduated rates, to the extent they constitute income effectively connected with the Non-U.S. Holder’s United States trade or business. However, distributions paid to a Non-U.S. Holder that is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a United States permanent establishment maintained by the Non-U.S. Holder. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items.
Disposition of Depositary Shares.
In general, a Non-U.S. Holder is not subject to United States federal income tax or withholding tax on any gain resulting from the disposition of Depositary Shares provided the Non-U.S. Holder is not engaged in a United States trade or business. A Non-U.S. Holder that is engaged in a United States trade or business will be subject to United States federal income tax, on a net income basis at the regular graduated rates, in the event the gain from the disposition of stock is effectively connected with the conduct of such United States trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. However, even if not engaged in a United States trade or business, individual Non-U.S. Holders may be subject to tax on gain (which may be offset by U.S. source capital losses of the Non-U.S. Holder, even though the individual is not considered a resident of the United States, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses) resulting from the disposition of Depositary Shares if they are present in the United States for 183 days or more during the taxable year in which the stock is disposed and meet certain other requirements.
Non-U.S. Holders subject to United States federal income tax should consult their own tax advisors regarding the tax consequences of an investment in the Depositary Shares.

Information Reporting and Back-up Withholding
In general, payments to a non-corporate U.S. Holder of distributions or the proceeds of a disposition of Depositary Shares will be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the non-corporate U.S. Holder:
•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or
•	in certain circumstances, fails to comply with applicable certification requirements.
Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or W-8IMY (or applicable successor forms) together with all applicable certifications and statements, as applicable.
Backup withholding is not an additional tax. Rather, a shareholder generally may obtain a credit for any amount withheld against its liability for United States federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a United States federal income tax return with the IRS.
Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain United States entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, Depositary Shares, unless the shares held through an account maintained with a United States financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a United States entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of United States federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged to consult their own tax advisors regarding their reporting obligations under this legislation.
MARSHALL ISLANDS TAX CONSIDERATIONS
Because we do not (and do not expect in the future that we will) conduct business or operations in the Republic of The Marshall Islands, we are not subject to income, capital gains, profits or other taxation under the current laws of the Republic of the Marshall Islands.
THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL AND MARSHALL ISLANDS INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES. YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, HOLDING OR OTHERWISE DISPOSING OF THE DEPOSITARY SHARES.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We have entered into a sales agreement with B. Riley FBR, Inc. (the “Agent”) on December 10, 2019 (the “Sales Agreement”), under which we may offer and sell the Depositary Shares through or to the Agent, as agent and/or principal, pursuant to this prospectus supplement and the accompanying prospectus. Sales of the Depositary Shares, if any, under this prospectus supplement and the accompanying prospectus may be made in transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act, including sales made directly on the NYSE or similar securities exchange at prices related to the prevailing market prices.
Each time we wish to sell our Depositary Shares under the Sales Agreement, we will notify the Agent of the amount of the Depositary Shares to be sold by it. Once we have so instructed the Agent, unless the Agent declines to accept the terms of the notice, the Agent has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Depositary Shares up to the amount specified on such terms. We may instruct the Agent not to sell the Depositary Shares if the sales cannot be effected at or above the price designated by us in any instruction. We or the Agent may suspend the offering of Depositary Shares upon proper notice and subject to other conditions.
We will pay the Agent commissions for its services in acting as agent in the sale of our Depositary Shares at a commission rate equal to 2.5% of the aggregate gross proceeds of the sales. Pursuant to the Sales Agreement, we have also agreed to reimburse the Agent for its reasonable out-of-pocket expenses, including attorney’s fees in an amount not to exceed $30,000 and an additional $1,200 per quarter, so long as the Sales Agreement remains effective. We estimate that the total expenses for the offering, excluding compensation and reimbursement payable to the Agent under the Sales Agreement, will be approximately $175,000.
The Agent will provide written confirmation of a sale to us no later than the opening of the trading day on the NYSE following each trading day in which the Depositary Shares are sold under the Sales Agreement. Each confirmation will include the number of Depositary Shares sold on the preceding day, the sales price of Depositary Shares sold, the aggregate gross sales proceeds of such Depositary Shares, the net proceeds to us and the compensation payable by us to the Agent in connection with the sales.
Settlement for sales of the Depositary Shares will occur on the second trading day following the date on which such sales are made, or on some other date that is agreed upon by us and the Agent in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
We will report at least quarterly the number of Depositary Shares sold through the Agent under the Sales Agreement, the net proceeds to us and the compensation paid by us to the Agent, if any.
In connection with the sale of the Depositary Shares on our behalf, the Agent will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the Agent will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Agent against certain civil liabilities, including liabilities under the Securities Act.
The offering of the Depositary Shares pursuant to the Sales Agreement will terminate upon the earlier of (i) the sale of the maximum dollar amount of Depositary Shares subject to the Sales Agreement or (ii) the termination of the Sales Agreement as permitted therein.

Conflicts of Interest
B. Riley Financial, Inc., the parent company of the Agent, is the beneficial owner of approximately 11% of our outstanding Class A common shares, including shares owned directly by itself and shares owned indirectly through the Agent or other subsidiaries of B. Riley Financial, Inc. On October 1, 2019, B. Riley Financial, Inc. and its affiliate acquired 1,471,332 and 344,827 shares, respectively, in our offering of Class A common shares for an aggregate of 1,816,159 shares. On November 25, 2019, B. Riley Financial, Inc. transferred the 1,471,332 shares acquired thereby to the Agent. Each of the 1,471,332 shares held by the Agent following such transfer and the 344,827 shares purchased in the October 2019 offering held by an affiliate are subject to lock-up agreements with FINRA pursuant to FINRA Rule 5110(g) until March 24, 2020. Under FINRA Rule 5121(f)(6), a beneficial owner of 10 percent or more of the outstanding common equity of an entity is deemed to “control” such entity. As a result of its “control” of the Company under FINRA Rules, the Agent is deemed to have a “conflict of interest” within the meaning of Rule 5121, and this offering will be conducted in accordance with the requirements of Rule 5121(a).
The Agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the Company and our affiliates, for which they received or may in the future receive customary fees and expenses. The Agent previously acted as representative of the several underwriters in the public offering of Class A common shares completed on October 1, 2019 and the public offering of the 2024 Notes completed on November 19, 2019, for which the Agent and the other underwriters received customary compensation.
In the ordinary course of its various business activities, the Agent and certain of its affiliates actively trade debt and equity securities (or related derivative securities) and financial instruments for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company or our affiliates. The Agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus supplement forms a part, all of which will be paid by us.

Commission registration fee	$9,735	*
Legal fees and expenses	$100,000
Accounting fees and expenses	$40,000
Transfer Agent fees	$7,200
Miscellaneous	$18,065

Total	$175,000

*	Previously paid.

LEGAL MATTERS
The validity of the Depositary Shares will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law. The Agent has been represented in connection with this offering by Morgan, Lewis & Bockius LLP, Palo Alto, California.
EXPERTS
The financial statements as of December 31, 2018 and for the year ended December 31, 2018 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report (which contains an explanatory paragraph disclosing that the Company has entered into significant contracts with CMA CGM, a related party and the main source of the Company’s operating revenue, as described in Note 2(a) to the financial statements) of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements as of December 31, 2017 and for each of the two years in the period ended December 31, 2017 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report (which contains an explanatory paragraph disclosing that the Company has entered into significant contracts with CMA CGM, a related party and the main source of the Company’s operating revenue, as described in Note 2(a) to the financial statements) of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus supplement and accompanying base prospectus is a part of that registration statement, which includes additional information.
Government Filings
We file annual and special reports with the Commission. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.globalshiplease.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
Information Incorporated by Reference
The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.
We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:
•
Annual Report on Form 20-F for the year ended December 31, 2018 filed with the Commission on March 29, 2019, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	Exhibits 3.1, 4.1, 4.2 and 4.3 of our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on August 20, 2014.
•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on May 31, 2019 (except for the commentary of the Company’s Executive Chairman and Chief Executive Officer).
•
Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on August 9, 2019, which contains our management’s discussion and analysis of financial condition and results of operations and unaudited interim consolidated financial statements and related notes for the six month period ended June 30, 2019.

•
Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on September 24, 2019 (except for any reference to, or information contained in, the Company’s website and the statements attributed to the Company’s Chairman and Chief Executive Officer contained in Exhibit 99.1 thereto).

•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on October 3, 2019.

•
Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on November 7, 2019 (except for the commentary of the Company’s Executive Chairman and Chief Executive Officer contained in Exhibit 99.1 thereto).

•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on November 19, 2019.
•
Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on November 26, 2019 (except for the commentary of the Company’s Executive Chairman and Chief Executive Officer contained in Exhibit 99.2 thereto).

•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on November 27, 2019.
•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on December 10, 2019.
We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement), until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying base prospectus.
We have authorized only the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the Agent has not, authorized any other person to provide you with different information. We and the Agent take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the Agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus supplement by writing or us at the following address:
Global Ship Lease, Inc.
Attn: Ian J. Webber
c/o Global Ship Lease Services Limited
25 Wilton Road
London SW1V 1LW
United Kingdom
+44 (0) 20 3998 0063
www.globalshiplease.com

Information provided by the Company
We will furnish holders of our Class A common shares and Series C Preferred Shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Prospectus

$150,000,000

Preferred Shares
Depositary Shares

Global Ship Lease, Inc.
Through this prospectus, we may periodically offer preferred shares of Global Ship Lease, Inc. or depositary shares that represent preferred shares. The aggregate offering price of all securities issued and sold by us under this prospectus may not exceed $150,000,000.
Our Class A common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol "GSL." Our currently outstanding depositary shares, each of which represents a 1/100th interest in a share of our Series B Preferred Shares, are listed on the NYSE under the symbol "GSL-B."
An investment in these securities involves a high degree of risk. Before you make an investment in our securities, you should carefully consider the section entitled "Risk Factors" beginning on page 3 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 10, 2019.

TABLE OF CONTENTS
Page
ABOUT THIS PROSPECTUS	ii
PROSPECTUS SUMMARY	1
CORPORATE INFORMATION	2
OTHER INFORMATION	2
RISK FACTORS	3
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	4
USE OF PROCEEDS	5
CAPITALIZATION	6
ENFORCEMENT OF CIVIL LIABILITIES	7
PLAN OF DISTRIBUTION	8
DESCRIPTION OF PREFERRED SHARES	9
DESCRIPTION OF DEPOSITARY SHARES	9
TAX CONSIDERATIONS	12
EXPENSES	13
LEGAL MATTERS	13
EXPERTS	13
WHERE YOU CAN FIND ADDITIONAL INFORMATION	13

___________________________________________
You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell preferred shares and the depositary shares described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000. This prospectus provides you with a general description of the securities that we may offer. We will provide updated information if required whenever we offer our preferred shares or depositary shares pursuant to this prospectus. This may include a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.
This prospectus and any prospectus supplement do not and will not contain all the information provided in the registration statement that we filed with the Commission. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under "Where You Can Find Additional Information."
Unless the context otherwise requires, references to the "Company," "we," "us," "our" or "Global Ship Lease" refer to Global Ship Lease, Inc. and "Poseidon Containers" refers to Poseidon Containers Holdings LLC and K&T Marine LLC, collectively, with whom we completed a strategic combination on November 15, 2018. Unless otherwise indicated, all references to "$" and "dollars" in this prospectus are to U.S. dollars. We use the term "TEU", meaning twenty-foot equivalent unit, the international standard measure of container size, in describing volumes in world container trade and other measures, including the capacity of our containerships, which we also refer to as ships. Unless otherwise indicated, we calculate the average age of our vessels on a weighted average basis, based on TEU capacity. All share and per share amounts disclosed in this prospectus give retroactive effect, for all periods presented, to the one-for-eight reverse stock split of our Class A common shares effected on March 25, 2019.

ii

PROSPECTUS SUMMARY
This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus.  This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.
The Company
Global Ship Lease, Inc. is a Marshall Islands corporation that owns a fleet of mid-sized and smaller containerships which are chartered out under fixed-rate charters to reputable container shipping companies ("liner companies" or "liner operators").
As of the date of this prospectus, we owned 41 mid-sized and smaller containerships of which nine (representing 31% of our fleet by TEU capacity) are new-design, high-specification, fuel-efficient, and wide-beam, and have agreed to acquire four further ships. Our fleet, excluding the four ships we have agreed to acquire, has a total capacity of 224,162 TEU. With the inclusion of the four ships, our fleet size would increase to 45 ships, with a total capacity of 249,622, with an average size is 5,547 TEU, and a TEU weighted average age of 12.6 years as of September 30, 2019.

Our Class A common shares began trading on the NYSE under the symbol "GSL" on August 15, 2008. Our currently outstanding depositary shares, each of which represents a 1/100th interest in a share of our Series B Preferred Shares, began trading on the NYSE under the symbol "GSL-B" on August 20, 2014.

CORPORATE INFORMATION
We were incorporated in the Republic of the Marshall Islands on March 14, 2008 as GSL Holdings Inc.
On August 14, 2008, we merged with Marathon Acquisition Corp., a company then listed on the American Stock Exchange, and with the pre-existing Global Ship Lease, Inc., which was then wholly owned by CMA CGM. GSL Holdings, Inc. was the surviving entity, changed its name to Global Ship Lease, Inc. and became listed on the New York Stock Exchange, or the NYSE.
The mailing address of our principal executive office is c/o Global Ship Lease Services Limited, 25 Wilton Road, London SW1V 1LW, United Kingdom, and our telephone number is +44 (0) 20 3998 0063. Our website address is www.globalshiplease.com. The information included on our website is not incorporated herein by reference. From time to time, we may use our website and social media outlets as channels of distribution of material company information.
OTHER INFORMATION
We are incorporated under the laws of the Republic of the Marshall Islands, and as a consequence, you may encounter difficulty protecting your interests as shareholders, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections entitled "Risk Factors" and "Enforcement of Civil Liabilities" for more information.

RISK FACTORS
An investment in our securities involves a high degree of risk.  Before making an investment in our securities, you should carefully consider all of the information included in this prospectus, the risk factors and all of the other information included in any prospectus supplement and the documents that have been incorporated by reference in this prospectus and any prospectus supplement, including those in "Item 3.Key Information—D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission (the "Commission") on March 29, 2019, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled "Where You Can Find Additional Information—Information Incorporated by Reference." The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "ongoing," "plan," "potential," "predict," "project," "will" or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this prospectus include, but are not limited to, statements regarding our disclosure concerning our operations, cash flows, financial position, dividend policy, the anticipated benefits of our strategic transaction with Poseidon Containers, and the likelihood of success in acquiring additional vessels to expand our business.
Forward-looking statements appear in a number of places in this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Commission on March 29, 2019, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein.
Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in "Risk Factors" in this prospectus. The risks described under "Risk Factors" are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our results of operations, financial condition, liquidity and the development of the industries in which we operate. New risks can emerge from time to time, and it is not possible for us to predict all such risks, nor can we assess the impact of all such risks on our business or the extent to which any risks, or combination of risks and other factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Commission after the date of this prospectus.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of securities by us offered by this prospectus as set forth in the applicable prospectus supplement.

CAPITALIZATION
Each prospectus supplement or report on Form 6-K incorporated by reference into the registration statement of which this prospectus forms a part will include information about our capitalization.

ENFORCEMENT OF CIVIL LIABILITIES
We are organized under the laws of the Marshall Islands as a corporation. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.
Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries' assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States.
In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

PLAN OF DISTRIBUTION
We may sell or distribute the securities offered by us pursuant to this prospectus in one or more offerings, including on any stock exchange, quotation service, market or other trading facility on which our securities are listed or traded, in the over-the-counter market, through underwriters, through agents, to dealers, or in private transactions, at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices (which may be above or below market prices prevailing at the time of sale), at negotiated prices or otherwise.
In addition, we may sell some or all of our securities included in this prospectus through:
•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;
•	a distribution by way of dividend or otherwise to our existing shareholders;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; or
•
trading plans entered into by us pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of our securities on the basis of parameters described in such trading plans.

In addition, we may enter into options or other types of transactions that require us to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:
•	enter into transactions involving short sales of our securities by broker-dealers;
•	enter into option or other types of transactions that require us to deliver securities to a broker-dealer, who will then resell or transfer the securities under this prospectus; or
•	loan or pledge the securities to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities pledged by us or borrowed from us to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions may be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities, may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act. As a result, we have informed, or will inform, them that Regulation M, promulgated under the Securities Exchange Act of 1934, or the Exchange Act, may apply to sales by any broker dealers or other persons acting on our behalf in the market. We may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our securities against certain liabilities, including liabilities arising under the Securities Act.
As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.
At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus or prospectus supplement, or if appropriate, a post-effective amendment, will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the public offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us, and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our executive officers, our directors and major shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of such securities or any securities convertible into or exchangeable for such securities. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.
Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for both our securities, or sales made to or through a market maker other than on an exchange.
We will bear costs relating to all of the securities offered and sold by us under this registration statement.

DESCRIPTION OF PREFERRED SHARES
Our amended and restated articles of incorporation, as amended, authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series. A description of the material terms and rights of any series of preferred shares to be issued will be set forth in the applicable prospectus supplement.  We expect that such terms and rights will include, among others:
•	the designation of the series;
•	the number of shares of the series;
•	whether dividends, if any, will be cumulative or non–cumulative and the dividend rate of the series;
•	the dates at which dividends, if any, will be payable;
•	the redemption rights and price or prices, if any, for shares of the series;
•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding–up of our affairs;
•
whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and
•	the voting rights, if any, of the holders of the series.
DESCRIPTION OF DEPOSITARY SHARES
The following is a summary of the material provisions of the forms of depositary agreement and depositary receipt we may issue from time to time. This summary is not complete. Accordingly, we strongly encourage you to refer to these documents for a complete understanding of them, copies of which are or will be included or incorporated by reference in the registration statement of which this prospectus is a part. In addition, the terms set forth in this summary may be supplemented or superseded by the description set forth in any applicable prospectus supplement relating to an offer of depositary shares.
General
We may issue depositary shares that represent preferred shares of the Company. The preferred shares represented by depositary shares will be deposited under a deposit agreement among us, a bank or trust company selected by us and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 and the holders from time to time of depository receipts. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the particular series of preferred shares or fraction thereof represented by that depositary share, to all of the rights and preferences of such series of preferred shares represented thereby, including any dividend, voting, redemption, conversion and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement.
Pending the preparation of definitive depositary receipts, the depositary may, upon our written order or the written order of any holder of deposited preferred shares, execute and deliver temporary depositary receipts that are substantially identical to, and that entitle the holders to all the rights pertaining to, the definitive depositary receipts. Depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions
The depositary will distribute all cash dividends and other cash distributions received in respect of the deposited preferred shares to the record holders of depositary shares relating to such preferred shares, in proportion to the numbers of the depositary shares owned by such holders. The depositary will distribute dividends and other distributions only in an amount that can be distributed without attributing to any holder of depositary receipts a fraction of one cent. Any balance not so distributable will be held by the depositary and will be added to the next sum received by the depositary for distribution. The depositary will not be liable for interest on amounts held for later distribution.
In the event of a non-cash distribution, the depositary will distribute property it receives to the appropriate record holders of depositary shares. If the depositary determines that it is not feasible to make a distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.
Redemption of Depositary Shares
If the preferred shares represented by depositary shares are to be redeemed, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred shares held by the depositary. The depositary shares will be redeemed by the depositary at a price per depositary share equal to the applicable redemption price per share payable in respect of the preferred shares so redeemed. Whenever we redeem preferred shares held by the depositary, the depositary will redeem, as of the same date, the number of depositary shares representing the preferred shares redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot or pro-rata or by any other equitable method as may be determined by the depositary.
Withdrawal of Shares
Any holder of depositary shares may, upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, receive the number of whole shares of the applicable series of preferred shares and any money or other property represented by the depositary receipts. Holders of depositary shares making withdrawals will be entitled to receive whole shares of the related series of preferred shares on the basis set forth in the prospectus supplement for such depositary shares, but holders of such whole preferred shares will not thereafter be entitled to deposit the preferred shares under the deposit agreement or to receive depositary receipts therefor. If the depositary shares surrendered by the holder in connection with a withdrawal exceed the number of depositary shares that represent the number of preferred shares to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.
Voting Deposited Preferred Shares
Upon receipt of notice of any meeting at which the holders of any deposited preferred shares are entitled to vote, the depositary will provide the information contained in the notice of meeting to the record holders of the depositary shares relating to such preferred shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred shares, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred shares represented by the holder's depositary shares.
The depositary will attempt, insofar as practicable, to vote the amount of preferred shares represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable actions that may be deemed necessary by the depositary to enable the depositary to do so. The depositary will refrain from voting the preferred shares to the extent it does not receive specific instructions from the holder of depositary shares representing the preferred shares.

Amendment and Termination of the Deposit Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares representing the preferred shares of any series will not be effective unless the amendment has been approved by the holders of at least the amount of the depositary shares then outstanding representing the minimum amount of preferred shares of such series necessary to approve any amendment that would materially and adversely affect the rights of the holders of the preferred shares of such series. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, or any transferee of the holder, will be deemed, by continuing to hold the depositary receipt, or by reason of the acquisition thereof, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby. The deposit agreement may be terminated by us or the depositary only after:
•	all outstanding depositary shares have been redeemed; or
•	a final distribution in respect of the preferred shares has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Global Ship Lease, Inc.
Charges of Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the depositary in connection with the initial deposit of the preferred shares and any redemption of such preferred shares. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and other charges or expenses as are expressly provided in the deposit agreement.
Resignation and Removal of Depositary
The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

TAX CONSIDERATIONS
Our Annual Report on Form 20-F filed with the Commission on March 29, 2019, as updated by annual and other reports and documents that we file with the Commission after the date of this prospectus and that are incorporated by reference herein, provides a discussion of the material U.S. federal income tax considerations that may be relevant to prospective investors in our securities. The applicable prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by such prospectus supplement.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.
Commission registration fee		$19,470
FINRA Fee	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

* To be provided by a prospectus supplement or as an exhibit to a report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.
EXPERTS
The financial statements as of December 31, 2018 and for the year ended December 31, 2018 incorporated by reference into this prospectus have been so incorporated in reliance on the report (which contains an explanatory paragraph disclosing that the Company has entered into significant contracts with CMA CGM, a related party and the main source of the Company's operating revenue, as described in Note 2(a) to the financial statements) of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements as of December 31, 2017 and for each of the two years in the period ended December 31, 2017 incorporated by reference into this prospectus have been so incorporated in reliance on the report (which contains an explanatory paragraph disclosing that the Company has entered into significant contracts with CMA CGM, a related party and the main source of the Company's operating revenue, as described in Note 2(a) to the financial statements) of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.
Government Filings
We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.globalshiplease.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

Information Incorporated by Reference
The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:
•
Annual Report on Form 20-F for the year ended December 31, 2018 filed with the Commission on March 29, 2019, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•
The description of our Depositary Shares, each of which represents a 1/100th interest in a share of 8.75% Series B Cumulative Redeemable Perpetual Preferred Shares, contained in our Registration Statement on Form 8-A, filed with the Commission on August 20, 2014, including any subsequent amendments or reports filed for the purpose of updating such description.

•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on May 31, 2019 (except for the commentary of the Company's Executive Chairman and Chief Executive Officer).
•
Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on August 9, 2019, which contains our management's discussion and analysis of financial condition and results of operations and unaudited interim consolidated financial statements and related notes for the six month period ended June 30, 2019.

•
Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on September 24, 2019 (except for any reference to, or information contained in, the Company's website and the statements attributed to the Company's Chairman and Chief Executive Officer contained in Exhibit 99.1 thereto).

•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on October 3, 2019.
•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on November 7, 2019 (except for the commentary of the Company's Executive Chairman and Chief Executive Officer).
•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on November 19, 2019.
•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on November 26, 2019 (except for the commentary of the Company's Executive Chairman and Chief Executive Officer).
•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on November 27, 2019.
We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus), until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or us at the following address:
Global Ship Lease, Inc.
Attn: Ian J. Webber
c/o Global Ship Lease Services Limited
25 Wilton Road
London SW1V 1LW
United Kingdom
 +44 (0) 20 3998 0063
www.globalshiplease.com
Information provided by the Company
We will furnish holders of our Class A common shares and Series C Preferred Shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

$75,000,000
Depositary Shares
Each representing 1/100th of One Share of
8.75% Series B Cumulative Redeemable Perpetual Preferred Shares
(Liquidation Preference: $25.00 per Depositary Share)

Global Ship Lease, Inc.

PROSPECTUS SUPPLEMENT

B. Riley FBR

December 10, 2019